As filed with the Securities and Exchange Commission on October 24, 2001 Registration No. 333-45722

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            POST EFFECTIVE AMENDMENT

                                       to

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                 (Name of Small Business Issuer in Its Charter)

           Colorado                         (7310)               84-1463284
--------------------------------------------------------------------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                         200 9th Avenue North, Suite 210
                          Safety Harbor, Florida 34695
                                 (727) 797-6664
                                 --------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                            John D. Thatch, President
                    New Millennium Media International, Inc.
                         200 9th Avenue North, Suite 210
                          Safety Harbor, Florida 34695
                          ----------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------
Title of each class    Amount to be    Proposed maximum     Proposed       Amount of
of securities to be    registered*     offering price per   maximum        registration
registered                             unit                 aggregate      fee**
                                                            offering
                                                            price
---------------------------------------------------------------------------------------
Common stock              432,000      (1)       $1.50         648,000
---------------------------------------------------------------------------------------
Common stock(a)         3,436,364      (2)       $1.50       5,154,546
---------------------------------------------------------------------------------------
Common stock(b)           220,000      (3)       $1.50         330,000
---------------------------------------------------------------------------------------
Common stock(c)           343,636      (4)       $1.50         515,454
---------------------------------------------------------------------------------------
Common stock(d)           600,000      (1)(5)    $1.50         900,000
---------------------------------------------------------------------------------------
Totals                  5,032,000                            7,548,000
---------------------------------------------------------------------------------------

*Note:  Subsequent to the filing of the SB-2  registration  statement the issuer shares split 1:5. The Amounts stated in this schedule reflect this reverse split.
**Note: The  registration  fee was  paid in full  with  the  filing  of the SB-2
     Registration Statement. Title of each class of securities to be registered:
(a)  Swartz Investment Agreement purchase over three years.
(b) Shares of Common Stock issuable upon exercise by Swartz "Commitment warrants" and "additional warrants".
(c)  Shares  of  Common  Stock  issuable  upon  exercise  by  Swartz   "Purchase
     warrants".
(d)  Shares of Common Stock issued upon conversion.

Proposed maximum offering price per unit:
(1) Based upon the average of the bid and asked prices of New Millennium Media International, Inc. common stock as reported on the OTC Bulletin Board on October 23, 2001 (within 5 business days of the SB-2 Post Effective Amendment filing), pursuant to Rules 457(c) and (g) of the Securities Act of 1933.
(2)  Issuable  periodically  over  a 36  months  term  pursuant  to  the  Swartz
     Investment  Agreement.  Swartz  Private  Equity,  LLC will  purchase  under
     Regulation D up to 3,436,364 (post split number of shares) shares at a price of the lesser of the market price minus $0.10 or 92% of the market price for 20 days following each put date. There is no assurance that the $25,000,000 maximum will ever be reached.
(3) Swartz has already received a "commitment warrant" ((b) above) to purchase 200,000 (post split number of shares) shares at signing the letter of intent for an initial price of $1.50 (calculated to reflect post split amount) per share and may thereafter be reset every 6 months. At the earlier of March 15, 2001 or the date of the first put notice delivered to Swartz, Swartz shall receive "additional warrants" (included in (b) above) for additional shares and on the date of any reverse stock split and on each one-year anniversary thereafter Swartz shall receive "additional warrants" so that the sum of "commitment warrants" and "additional warrants" may equal up to 4% of the number of fully diluted common outstanding shares. The price shall be the same as that calculated for "commitment warrants".
(4) Issuable to Swartz Private Equity, LLC upon the exercise of common stock purchase warrants. The warrants are issuable to Swartz from time to time when NMMI exercises its put right to sell shares of common stock to Swartz. The exercise price of a warrant will initially be equal to 110% of the market price for that put and thereafter may be reset every six months. Each warrant initially will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.
(5) Issued upon conversion of Series A Convertible Preferred stock issued to Investment Management of America, Inc. The conversion ratio was 1:1.

PROSPECTUS

New Millennium Media International, Inc.
200 9th Avenue North, Suite 210
Safety Harbor, Florida 34695
(727) 797-6664

The Resale of 5,032,000 (post split number of shares) Shares of Common Stock.

The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the resale by the selling shareholders of up to 5,032,000 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,

     o 432,000 (post split number of shares) shares are presently outstanding to accredited investors,
     o up to 3,436,364 (post split number of shares) shares are issuable to Swartz Private Equity, LLC over a three year period based on an Investment Agreement dated as of May 19, 2000,
     o up to 220,000 (post split number of shares) shares are issuable to Swartz Private Equity, LLC upon the exercise of warrants issued to Swartz under the Investment Agreement as "Commitment Warrants" and "Additional Warrants",
     o up to 343,636 (post split number of shares) shares are issuable to Swartz Private Equity, LLC upon the exercise of warrants issued to Swartz under the Investment Agreement as "Purchase Warrants",
     o 600,000 (post-split number of shares) shares were issued to Investment Management of America, Inc. to convert 600,000 post-split shares of Series A Convertible Preferred Stock.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received consideration from the transfer of the Series A Preferred shares that have been converted to common shares that are presently outstanding and we may receive up to $25 million of proceeds from the sale of shares to Swartz and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz. There is no assurance that this $25,000,000 maximum will ever be reached.

Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol NMMG; prior to the stock split the symbol was NMMI. On October 23, 2001, the average of the bid and asked prices of the common stock on the Bulletin Board was $1.50 per share.

Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment See "Risk Factors" beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities nor determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2001.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                Table of Contents

                                Page                                        Page
Prospectus Summary................ 7         Where You Can Find More
Summary Financial Data............10           Information....................31
Risk Factors......................11         Description of Business..........31
Use of Proceeds...................21         Management's Discussion and
Price Range of Common Stock.......21           Analysis or Plan of Operation..35
Dilution..........................22         Description of Property..........39
Selling Security Holders..........23         Plan of Certain Relationships and
Distribution......................24           Related Transactions...........39
Swartz Investment Agreement.......24         Market for Common Equity and
Additional Securities Being                    Related Stockholder Matters    40
  Registered......................26         Executive Compensation...........40
Legal Proceedings.................28         Index to Financial Statements....41
Directors and Officers............28         Indemnification of Directors
Security Ownership of Certain                  and Officers...................57
  Beneficial Owners and                      Expenses of Issuance and
  Management......................29           Distribution...................57
Description of Securities.........29         Recent Sales of Unregistered
Interest of Named Experts                      Securities.....................57
  and Counsel.....................30         Exhibits Index...................59
Disclosure of Commission                     Undertakings.....................60
  Position of Indemnification                Signatures.......................62
  For Securities Act
  Liabilities.....................31

SUMMARY INFORMATION AND RISK FACTORS

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

Our principal offices were located at 101 Philippe Parkway, Suite 300, Safety Harbor, Florida 34695 until August 24, 2001 at which time the offices were relocated to 200 9th Avenue North, Suite 210, Safety Harbor, Florida 34695,
(727) 797-6664, fax (727) 797-7770.

Some of the statements contained in this prospectus are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

     o our significant historical losses and the expectation of continuing losses;
     o    rapid technological change in the motion billboard industry;
     o    our reliance on key strategic relationships and accounts;
     o    the impact of competitive products, services and pricing;
     o    uncertain protection of our intellectual property rights and
     o uncertainty of our exclusivity in the United States regarding our purchase of "EyeCatcher" display boards.

In this prospectus, we refer to New Millennium Media International, Inc. as "NMMI" or "we" or "Company". We refer to Swartz Private Equity, LLC as "Swartz". Light emitting diode is abbreviated as "LED".

New Millennium Media International, Inc. was originally incorporated April 21, 1998 in Colorado under the name New Millennium Media International, Inc. On April 30, 1998 Progressive Mailer Corp., a Florida corporation, merged into NMMI. August 31, 1999 NMMI acquired Unergi, Inc., a Nevada corporation, by merging Unergi into New Millennium Media, Inc., a Colorado corporation, a wholly owned subsidiary of NMMI by way of a tax-free reorganization.

In July 1999 NASD enacted an eligibility rule that requires any public company to be in full compliance with all of the financial reporting requirements of the Securities Act. On January 25, 2000 NMMI received a thirty-day eligibility symbol because of its failure to timely file the required certified financial reports. On February 24, 2000 NMMI was "delisted" and placed on the "pink sheets" National Quotation System. In order to obtain consulting services of Scovel's corporate officer and in lieu of filing form 10 and bring current the needed certified financial statements of NMMI by certified audit, the Company elected to merge with a compliant shell corporation, Scovel Corporation. All the outstanding shares of common stock of Scovel were exchanged for 500,000 shares of common stock of NMMI. By virtue of the merger, NMMI acquired 100% of the issued and outstanding common stock of Scovel. After the acquisition, Scovel was liquidated. Thus, the Company completed the process of a merger with Scovel Corporation wherein New Millennium Media International, Inc. was the surviving entity; however, the intended OTC Bulletin Board trading listing was not achieved until NASD Form 211 was filed by NMMI. This transaction was not significant to the financial statements of NMMI. NMMI was relisted OTC BB on September 6, 2000.

OUR BUSINESS
According to an article written by Diane Cimine, Executive V. P. Marketing of Outdoor Advertising Association of America, Inc., in 1999 $4.8 billion dollars were spent in outdoor advertising, up 9.4% over 1998. This continued growth reflects the popularity and effectiveness of outdoor and indoor advertising from both existing and new advertisers. This reported growth might not necessarily continue. NMMI does not currently have significant revenues from its display and advertising business and there is no assurance that NMMI will participate in any such growth. NMMI plans to install LED (light emitting diode) outdoor displays in high traffic areas and form joint ventures with strategic partners to place a large number of indoor "IllumiSign-Eyecatcher" patented motion display boards. NMMI intends to secure highly visible sites throughout the United States and Canada and provide superior service within the industry. The new millennium will demand the highest digital quality and the most cost efficient LED advertising boards available. We believe NMMI already has the product available and subject to available financing, we are ready to introduce the product to the consumer.

NMMI has the exclusive United States and Canada rights to an indoor frontlit advertising board called the Illumisign-EyeCatcher Display. This is a patented product that ranges in size from 11" x 17" to 48" x 72" poster size. These signs can display up to 24 advertisements on a rotating basis. Each rotation can be set to run from three seconds to one hour. From the sale of advertisements to be displayed on the display boards, IllumiSign-EyeCatcher displays can generate revenues up to $5,000 per month per display board. This revenue is predicated on a maximum of at least 20 advertising posters sold at no less than $250 each per month. Additionally, NMMI has the exclusive United States and Canada rights to an indoor backlit advertising board designed and manufactured by AMS Controls, Inc. There are a few minor exceptions to this exclusivity, namely, seventeen accounts existing in the inventory of AMS Controls, Inc. at the time of contracting with NMMI. We are marketing this new product as "EyeCatcher Powered by Insight". This is a patented product, that ranges in size from 18" X 24" to 40" X 60" poster size. These signs can display up to 20 scrolling advertising images. Each rotation can be set to run from three seconds to one hour. Like the IllumiSign-EyeCatcher, this product has the potential to generate revenues from the sale of advertisements up to $5,000 per month per display board. This revenue is predicated on a maximum of 20 advertising posters sold at no less than $250 each per month.

NMMI has a strategic partnership with E-Vision LED, Inc., a U.S. based company whose affiliates manufacture LED displays. E-Vision will sell NMMI the LED boards at manufacturer's cost and will be a strategic partner in the revenues that the LED boards produce. This LED board alliance allows NMMI to purchase the highest quality product at a greatly reduced cost.

E-Vision's supplier has the capability to manufacture any size LED board including boards for sporting events. These LED boards can operate any commercial format on any size board. Management believes this gives NMMI a strong competitive advantage over other display boards for which the advertisement must be reformatted that often takes weeks. E-Vision LED displays will run any format on any size board with consistent color quality and clarity. Color quality and clarity are very important to national advertisers who wants their colors and logos the same on all boards. E-Vision will assist NMMI with training and support from the first board and will provide NMMI with ongoing assistance in all aspects of programming, technical and software support. As a strategic partner, E-Vision and its affiliates will supply NMMI, free of charge, software upgrades as they become available.

OUR INVESTMENT AGREEMENT
We have entered into an Investment Agreement with Swartz Private Equity, LLC ("Swartz") to raise up to $25 million over a term ending 36 months after the effective date of the registration statement through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors. There is no assurance that this $25,000,000 maximum will ever be reached.

SHARES IN ADDITION TO SWARTZ WE ARE REGISTERING
On April 12, 2000 we designated 5,000,000 of the 10,000,000 authorized Preferred shares as Series A Convertible Preferred Stock, par value $0.001, and issued 3,000,000 shares as Series A Convertible Preferred Stock to Investment Management of America, Inc. A fund of 3,000,000 shares of Common Stock from which to convert the 3,000,000 shares of Series A Convertible Preferred Stock is included in the registration statement. Subsequent to the filing of the registration statement these 3,000,000 Series A Convertible Preferred Stock were converted to 600,000 post-split Common shares.

Prior to the filing of the registration statement, we conveyed an aggregate of 432,000 post-split shares of common stock to certain qualified private investors. This number includes options, see section entitled Recent Sales of Unregistered Securities. The resale of these shares of common stock by the private investors is included in this registration statement.

Key Facts

Total shares outstanding prior        7,116,863 as of June 30, 2001
to the offering, post split

Shares being offered for resale       4,000,000 (maximum)
to the public, post split

Total shares outstanding after        11,116,863
this offering, post split

Price per share to the public         Market price at time of resale

Total proceeds raised by offering     We have received proceeds from the sale of
                                      shares that are presently outstanding, we may receive up to $25 million from the sale to Swartz of shares issuable upon the exercise of any warrants issued to Swartz pursuant to the Investment Agreement.
                                      There is no assurance that this
                                      $25,000,000 maximum will ever be reached.

Use of proceeds from the sale         We plan to use the proceeds for
of the shares to Swartz               working capital and general corporate
                                      purposes.

OTC Bulletin Board Symbol             NMMG

SUMMARY FINANCIAL DATA
The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
the  financial   statements  and  notes  thereto  included   elsewhere  in  this
prospectus.
                                Year Ended         Six Months Ended
                                December 31             June 30
                                -----------             -------

                              1999       2000      2000        2001
                              ----       ----      ----        ----
                                                (Unaudited) (Unaudited)
Revenues                     49,176     149,400      1,044    218,741
Operating Expenses          495,161   1,158,213    402,655    659,704
Net Loss                   (445,985) (1,008,813)  (401,611)  (440,963)
Loss per share               (0.14)      (0.19)     (0.085)    (0.069)
Weighted average number
Of common shares
outstanding (post split    3,111,988   5,255,050  4,717,934   6,403,493
number of shares)
                                                           June 30, 2001
                                                           -------------
                                                            (Unaudited)
Balance Sheet Data:
         Total assets................................        1,639,074
         Total liabilities...........................        1,190,144
         Shareholders' equity........................          448,930

RISK FACTORS

An  investment  in  the  shares  of  Common  Stock  of  New   Millennium   Media
International, Inc. offered hereby involves a high degree of risk. The prospective investor should consider carefully the following risk factors, in addition to the other information obtained by the investor in evaluating an investment in shares of Common Stock offered hereby. The materials provided to the investor contain forward-looking statements that involve risks and uncertainties.

THE COMPANY HAS LIMITED OPERATING HISTORY AND FUTURE REVENUES ARE UNPREDICTABLE It is not certain that the Company has the technical capability to support the potential that the motion display boards and LED boards could attract. The Company has just begun to actively sell its advertising product and it has very limited operating history available to evaluate its business and prospects. Potential investors should consider the Company's prospects in light of the following risks, expenses and uncertainties that may be encountered. Such risks and uncertainties include:
     o the Company's ability to attract and retain advertising customers at a steady rate for our brand display board to stimulate the sale of advertisements to be displayed on the display boards;
     o the Company's ability to locate, develop and lease suitable site locations, indoor and outside, for placement of the display boards and the generation of innovative spots within the site locations that are best suited for effective marketing and other promotional activities;
     o maintaining customer satisfaction by providing customers, both advertisers and location owners, with a quality trouble-free product of various sizes, models and quality courteous service, i. e., minimizing technical difficulties and downtime;
     o the continuing development and enhancement of our existing display boards and development of innovative display boards and service to stay ahead of competitors in this market;
     o increasing the level of response and consumer awareness and recognition for our advertisers for the purchase of consumer products and services;
     o economic conditions both general and specific to the advertising industry;
     o infrastructure management of an expanding business in a rapidly changing market and the ability to attract and retain suitable talented personnel who are able to recognize potential customers, advertisers, locations and improvements of the display boards;
     o the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure;
     o    attaining acceptable profit margins notwithstanding competition;
     o    development of strategic relationships and alliances;
     o many cities and states have regulations that prohibit LED signs on the basis that the signs may be a distraction to passing drivers and may lead to an increase in the number of traffic accidents;
     o    risks associated with unanticipated events or liabilities;

     o the Company has incurred losses and expects to incur substantial net losses for the foreseeable future;
     o    going concern uncertainty;
     o purchasers of the common stock in this transaction will experience substantial dilution;
     o    our common stock is subject to penny stock regulation;
     o    trading in our common stock on the OTC Bulletin Board may be limited.

ABILITY TO ATTRACT AND RETAIN CUSTOMERS
The revenues derived through the display boards and LED screens are advertising fees paid by the advertisers to NMMI for placing and displaying the advertisements on the NMMI display boards and LED screens. In most instances additional revenue is produced by the Company designing and/or printing the advertisements that are to be displayed. This is the case in both the backlit scrolling and the front-lit rotating display boards as well as the LED screens. The display boards and the LED screens are designed to display up to approximately twenty alternating advertisements. The success of the Company is totally dependent on the Company's ability to attract and retain advertising customers at a steady rate and to stimulate the sale of advertisements to be displayed on the display boards and LED screen.

ABILITY TO LOCATE, DEVELOP AND LEASE LOCATIONS
The Company's success is dependent on selecting the proper display boards in the most suitable locations with the most dynamic advertising material for the particular needs of the advertisers in order to offer its customers the quality results that are necessary for a continuing lasting business relationship. Certainly, some specific locations are better suited than others for a particular market. For example, advertising popcorn would logically be more suited in a movie theater rather than in an automobile dealership. Of equal importance are the demographics and volume of traffic that will be exposed to the advertising media. This entails not only the host site location, but also the specific location within the specific site. No matter how much foot traffic passes by the front of a store, unless the advertising media can be seen by the traffic, it is of little use and consequence to the advertiser. The Company currently has agreements with its display board suppliers that obligate the Company to purchase display boards and products over an extended period of time. In addition, the Company currently has agreements with its distributors, advertisers and site locations. Unless the Company can locate, develop and procure suitable advertising locations, there will be little hope to attract advertising customers to generate sufficient revenues.

There can be no assurance that advertisers will chose to deal through an agency or distributor with whom the Company has a relationship or the advertisers may deal directly with the owner of the site location for the placement of static visual poster type advertisements or through a competitor of the Company rather than through the Company's products. Accordingly, this could significantly decrease the amount of our business, operating results and financial condition. Substantially all of the Company's sales are dependent on the commissions customarily paid by advertisers for ad placements. Consistent with industry practices, these advertising sales people are not obligated to direct their advertising customers to any particular agency or media of advertising. Accordingly, advertisers can reduce current industry commission rates or eliminate such commissions entirely and deal directly with the locations, which would have a material adverse effect on Company business, operating results and financial condition.

CUSTOMER SATISFACTION
In all instances the host venue location owner has a vested interest in the success of the display boards and the LED screens because the space that our media occupies is some of the retailers' stock in trade. Unless the space can be put to productive use, the location of the media is of no economic value to the location owners as well as the advertisers. In addition to the most suitable location, it is imperative that the media equipment be of a size suitable for the particular location. Over-kill as well as under-kill can produce an adverse effect with the ultimate consequence of lost revenue.

Because the Company's products are electronic and electromechanical, the LED and the rotating display boards, have a potential for breakdown. The Company limits the exposure to this problem by having a periodic maintenance procedure; however, there will eventually be downtime. The impact of such downtime will be problematic to the Company because the advertiser pays the Company a monthly fee to have its advertisements seen by the public; a portion of the fee is paid to the host venue and a portion to the sales distributor. When downtime occurs, unless such downtime is immediately minimized, the advertisers' monthly advertising fees will need to be adjusted accordingly. A sincere apology for nonproductive downtime is never going to cure the problem. When advertisers are paying for a specific number of advertising exposures per minute, a non-functioning media machine will not fill the expectations of the advertising customers. Ultimately, a succession of breakdowns will result in loss of the advertising customers and loss of the site locations as well. Any vandalism or intentional destruction or theft of the display boards will be another cause for concern because such acts will most assuredly be an additional cause for downtime with the same ultimate economic consequence to the Company. NMMI has attempted to distribute a high quality product; however, because NMMI does not manufacture the display board and LED screen equipment, the quality cannot be assured. Ultimately, all of these matters have an affect on the cash flow and will have an affect on the Company's plan for growth, as well.

CONTINUING DEVELOPMENT AND ENHANCEMENT OF DISPLAY BOARDS
Management feels that as a part of the service provided by NMMI to its customers it is necessary to service and maintain the existing boards as well as continuing to improve and innovate its products. NMMI trains each of its distributor representatives regarding upkeep and maintenance of the advertising machines. There is no assurance as to how much the routine servicing of the machines will lengthen the longevity of the machines. As part of the innovation plan, NMMI developed a kiosk housing for placement of several display boards within a single fabricated self-contained kiosk housing. Although NMMI does not have a research and development department, each distributor and sales representative is in periodic contact with advertisers and site location owners all of whom have an interest in promoting the most reasonably visible and appealing advertising media. Ideas are exchanged, many of which are implemented by NMMI in one manner or another. There is, however, no assurance that competitors will not be more aggressive in their innovative progression than is NMMI.

CONSUMER AWARENESS AND RECOGNITION
The advertisers expect results. Unless it can reasonably be established that the advertisers' sales increase to the extent economically anticipated by the advertisers, there will be no renewal of the advertisement contracts. Advertising is a competitive business, as too is the advertisers' businesses. The answer lies with the consumers and the consumers' willingness to accept NMMI's advertising media by responding by purchase of the advertisers' products. The Company believes that establishing, maintaining and enhancing its brand (NMMI brand) are critical aspects of its efforts to attract and expand its advertising customer base. The number of visual billboard advertisers that offer competing services, many of which already have well-established brands, generally increase the importance of establishing and maintaining brand name recognition. Promotion of the Company's NMMI brand name will depend largely on its success in providing a high quality advertising experience supported by a high level of customer service, which cannot be assured. To attract and retain advertiser customers and to promote and maintain its quality site locations, the Company may find it necessary to increase substantially its financial commitment to creating and maintaining a strong brand loyalty among customers. This will require significant expenditures on advertising and marketing the Company's own brand name. Each display board displays the Company's brand name, address and phone number. If the Company is unable to provide high-quality advertisers, displays, locations and customer support, or otherwise fails to promote and maintain high quality advertising, or if it incurs excessive expenses in an attempt to promote and maintain high quality, its business, operating results and financial condition would be materially adversely affected.

ECONOMIC CONDITIONS
The advertising industry, especially visual display media, is dependent on personal spending levels and habits of the consuming public. It is also sensitive to changes in economic conditions and tends to increase during general economic downturns and recessions. The advertising industry is also highly susceptible to unforeseen events, such as new trend products, regional necessities, discretionary spending, price fluctuation, weather patterns and innovative advertising media. Any event that results in economic decline generally would likely have an ultimate material adverse effect on the advertising business, its operating results and financial condition. In a down economy merchants and service providers advertise more than in a more affluent economy. Notwithstanding this philosophy of economics, the economy fluctuates both in time and geographical location depending on the type of product and the region where the advertising is to take place. In either event, because of the periodic change in the economy, the advertising industry will change. It is a matter of advertising the right product to the right consumer at the right location at the right time in the right economy. Each of these variables has a reaction on the potential revenues to be earned by NMMI. There is no assurance that any or all of these variables will exist to the advantage of NMMI.

INFRASTRUCTURE MANAGEMENT
As the Company continues to grow there is a continuing risk of misdirection of management's attention from operational issues to more subtle, but time-consuming, less cash flow productive, issues such as personnel matters. The success of NMMI will rise or fall depending on the talent of the NMMI personnel to recognize potential customers, advertisers, locations and improvements of the display boards. Notwithstanding contractual efforts to retain key personnel, there is always the reality that key personnel could leave the Company. Management is charged with the responsibility of recruiting competent personnel able to fulfill the required talent requirement. It is not only the current ability of the personnel, but the individuals must be able to adapt to an ever-changing market. A change in the market is reflected in a change of products, consumer interests, consumer demographics, economics, advertising media, as well as many additional variables. Because a change in personnel entails a transition and transitions require time and expense, it is management's position to employ personnel who have a genuine interest and ability in progressing along with the changing times and conditions. Replacing any single key personnel could, and generally does, take several months. During this term it is necessary for other key personnel to "fill-in" by assuming job related responsibilities for which such "fill-in's" are not necessarily properly skilled or efficiently qualified; in addition to taking away such "fill-in's" attention from otherwise customary daily prescribed duties. This would cause overall temporary operational inefficiency that certainly would have an ultimate negative effect on the Company's proposed growth. Management cannot assure that any particular individual will remain with the Company or that, in the future, the personnel will continue to be the most suitable for the particular position.

TIMING OF OPERATING COSTS AND CAPITAL
Now that the Company has evolved beyond the initial start-up period and is fully operational, the Company expects to grow in relation to its growth of sales. There is, however, no certainty that the Company will achieve these growth results. The amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure are key elements to the success of NMMI. Because NMMI is undercapitalized, timing is important. Although there is a definite distinction between operating costs and capital expenditures, without both, failure is destined. It is imperative that the Company has sufficient capital to operate the daily ongoing business, but by the same token, it is just as important to the ultimate success of the Company that there be sufficient capital for company expansion. There is no assurance that there will ever be sufficient capital or revenue to fully fund both of these vital elements. The Company may need to raise additional funds in order to fund more rapid expansion, to develop new or enhanced equipment (display boards, both indoor and outdoor and LED screens), services, site locations  and to  respond  to  competitive  pressures.  If the  Company  raises
additional  funds  by  issuing  equity  or  convertible  debt  securities,   the
percentage ownership of its stockholders will be diluted. Further, any new securities could have rights, preferences and privileges senior to those of the preferred stock and common stock. Other than as already mentioned above, the Company currently does not have any commitments for additional financing. It cannot be certain that additional financing will be available in the future to the extent required or that, if available, it will be on terms acceptable to the Company. If adequate funds are not available on acceptable terms, the Company may not be able to fund its expansion, consummate acquisitions, develop or enhance its products and services and respond to competitive pressures.

COMPETITION
The motion display industry is rapidly evolving and intensely competitive. We expect competition to continue to intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of services than we offer and have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies. We cannot assure that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business. Intense competition from existing and new entities may adversely affect our revenues and profitability.

Many businesses compete with NMMI in some aspects of the motion display industry. This competition includes traditional static print advertising, LED and video advertising as well as billboard advertising. Many of NMMI's competitors are national companies with existing track records that offer products and services similar to those of NMMI. A few of these major competitors are Eller Media owned by publicly traded Clear Channel Communications (CCU), Infinity Group owned by publicly traded Viacom, Inc. (VIA) and JC Decaux. These companies currently have name recognition in the billboard advertising industry.

NMMI is slightly different from most of its competition in that it operates in a capacity that includes being the supplier of product, in some instances the seller of product, the seller of all graphics for the product and the seller of all advertisements for the product.

The Company needs to keep abreast with its competitors regarding rapid technological changes that affect movable visual billboard advertising. To remain competitive, the Company must continue to enhance and improve the customer service, responsiveness, quality of spot and site locations, visual functionality of the boards and the ultimate customer response. Indoor and outdoor billboard advertising are characterized by:
     o    Rapid technological change;
     o    Changes in advertiser requirements and preferences;
     o    Changes in consumer requirements and preferences
     o    Frequent  new  product  and  service   introductions   embodying   new
          technologies;
     o    The emergence of new industry standards and practices.

The Company's success will depend, in part, on its ability to:
     o    Stay abreast of leading technologies useful in the Company's business;
     o    Enhance its existing services;

     o Develop new services and technology that address the increasingly sophisticated and varied needs of its customers; and
     o Respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of the Company's motion display product business entails significant business risks. The Company might not successfully use new technologies effectively or adapt its existing capabilities, high technology equipment and transaction producing efforts to customer requirements or emerging industry standards. If it is unable, for technical, legal, financial or other reasons, to adapt in a timely manner, in response to changing market conditions or customer requirements, its business, financial condition and results of operations could be adversely affected.

STRATEGIC RELATIONSHIPS
The patent holder of the "IllumiSign-Eyecatcher" indoor front-lit display boards, a resident of Great Britain, granted to the Company an exclusive license to manufacture, operate, distribute and market the "IllumiSign-Eyecatcher" indoor front-lit display boards in the United States and Canada. Presently, Ardian Sheet Metal Limited, a Great Britain based company, manufactures the "IllumiSign-Eyecatcher" indoor front-lit display boards. AMS Controls, Inc. holds the patent for the "EyeCatcher Powered by Insight", which is a scrolling backlit motion display board. AMS granted the Company the exclusive (with minor exceptions) right to operate, distribute and market the "EyeCatcher Powered by Insight" motion display boards in the United States. The minor exceptions to this exclusivity relate to accounts with which AMS had an existing business relationship at the time of contracting with NMMI. Should either of these contracts be terminated, it could cause a material adverse affect to the Company and its operations.

It is a philosophy of Management that strategic relationships are an important element in the success of the Company. It is felt that strategic relationships provide an inexpensive, least amount of capital up front, manner of acquiring some products as well as locating display boards and LED screens. The strategic relationship that NMMI has with E-Vision LED, Inc. (See section entitled Business Overview) provides NMMI with the opportunity to furnish expensive LED panels at dealer cost. This provides NMMI a competitive edge over other LED advertisers. In the majority of motion display host venue sites the venue site owner participates in the advertising revenue paid by the advertiser. This too is a strategic relationship that allows for the placement of the display boards in prime location at no up-front cost to NMMI. Many of our competitors follow a similar business plan and there is no assurance that NMMI will continue to profit from these relationships.

LED SIGN REGULATIONS
Many cities and states have regulations that prohibit LED signs on the basis that the signs may be a distraction to passing drivers and may lead to an increase in the number of traffic accidents. Such regulations together with zoning and other government permit regulations are cause for additional expenses and time delays. Such additional expense and delays could be cause for customer/advertiser dissatisfaction. Management's business model many times requires that at least some LED screen advertisements be pre-sold, i. e., sold prior to erection of the LED screen. There is no assurance that the LED screen panels, erection costs, advertising revenues will remain as quoted in the event of a lengthy government zoning, permit or other regulatory proceeding; or that appropriate zoning and/or permits will be granted for erection of the LED screens.

If the Company does not successfully manage these risks, its business, operating results and financial condition will be materially adversely affected. The Company cannot assure you that it will successfully address these risks or that its business strategy will be successful. If the Company does not become profitable, you may lose your entire investment.

RISKS ASSOCIATED WITH UNANTICIPATED EVENTS OR LIABILITIES
Although management has put a great deal of effort into protecting the Company from potential harmful events that could arise, there is always the distinct possibility that such events could occur. The Company is insured against all such events for which insurance is logically and economically available; however, there exists the reality of potential catastrophes for which there is no "cash flow" protection such as loss because of hurricane, electrical lightning, other natural hostile elements that could cause damage to the office facility, motion displays or LED billboards. Management has determined that it is not economically feasible for the Company to insure against loss of cash flow resulting from such calamity. These potential disasters along with other matters that could cause a disruption of the Company's business most certainly would have a disastrous effect on the Company's cash flow and ultimately on the Company's profit.

THE COMPANY HAS INCURRED LOSSES AND EXPECTS TO INCUR SUBSTANTIAL NET LOSSES FOR THE FORESEEABLE FUTURE
Since inception, the Company has been operating at a loss and expects that operating losses and negative cash flow will continue for the foreseeable future as it invests in marketing and promotional activities, technology and equipment systems. As a result of the Company's limited operating history and the emerging nature of the media in which it competes, it is unable to accurately forecast its revenues. The Company's current and future expense levels are based predominantly on its operating plans and estimates of future revenues. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on its business, operating results and financial condition. Further, the Company currently intends to substantially increase its operating expenses to purchase additional display boards, indoor and outdoor, as well as develop additional site locations. It is intended that the Company will be innovative in its choice of sites and the locations within the sites.

The Company's future profitability depends on generating and sustaining high revenue growth while maintaining reasonable expense levels. Slower revenue growth than the Company anticipates or operating expenses that exceed its expectations would adversely affect its business, operating results and financial condition. The Company cannot be certain when or if it will achieve sufficient revenues in relation to expenses to become profitable. If the Company is unable to become profitable, you will lose your entire investment.

GOING CONCERN UNCERTAINTY
The Company has incurred recurring operating losses and negative cash flows and has negative working capital. The Company has financed itself primarily through the sale of its stock and related party borrowings. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

There can be no assurance that the Company will be successful in implementing its plans, or if such plans are implemented, that the Company will be successful.

PURCHASERS OF THE COMMON STOCK IN THIS TRANSACTION WILL EXPERIENCE SUBSTANTIAL DILUTION
Based upon the terms of the Swartz Investment Agreement, purchasers of the common stock could experience a substantial dilution in net tangible book value of the Company's Common Stock purchased. The stock issued in connection with this transaction will be valued at the closing based upon the price per share as required in the fully executed Swartz Investment Agreement. The Company cannot presently ascertain the number of shares to be issued pursuant to the Swartz Investment Agreement. Under the Swartz Investment Agreement this number may be up to 4,000,000 (post split number of shares) shares, plus additional shares as may be registered in the future. Consequently, purchasers of the Company's stock may experience substantial dilution in the future up to the number of shares registered.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION
The Company's common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The Company's securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction  involving a penny  stock,  unless  exempt,  the "penny stock rules"
require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell the Company's securities. The foregoing required penny stock restrictions will not apply to the Company's securities if such securities maintain a market price of $5.00 or greater. As of the date of this report, the trading price of New Millennium's common stock is not in excess of $5.00 per share and there can be no assurance that the price of the Company's securities will attain such a level.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED
The Company's common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling shareholder.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders. However, we have received proceeds from the sale of shares that are presently outstanding, we could receive up to $25 million from Swartz upon Swartz's purchase of the shares from us and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of warrants issued or to be issued to Swartz pursuant to the Investment Agreement. There is no assurance that this $25,000,000 maximum will ever be reached.

We intend to use the proceeds from the sale of the shares to Swartz and the exercise of warrants by Swartz for working capital and general corporate purposes, including acquisitions, funding anticipated operating losses, sales and marketing expenses, purchase of additional equipment, working capital and to fund payment obligations for contemplated acquisitions and corporate partnering arrangements. We reserve the right to vary the use of proceeds among the categories listed above because our ability to use the proceeds is dependent on a number of factors, including the extent of market acceptance of our variety of display boards, unexpected expenditures for further technical development, sales and marketing efforts and the effects of competition.

To the extent we deem appropriate, we may acquire fully developed products or businesses that, in our opinion, facilitate our growth and/or enhance the market penetration or reputation of our products and services. To the extent that we identify any such opportunities, an acquisition may involve the expenditure of significant cash and/or the issuance of our capital stock. We currently have no commitments, understandings or arrangements with respect to any such acquisition.

Until we use the net proceeds of the offering, we will invest the funds in investment grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the OTC BB. The following table sets forth the high and low bid prices of our common stock on the last day of each quarter beginning with the first quarter of 1999 through the third quarter of 2001.

The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Year                                      High Bid         Low Bid
----                                      --------         -------

1999
----
First Quarter                               .313              .313
Second Quarter                              .406              .406
Third Quarter                               .125              .125
Fourth Quarter                              .120              .120

2000
----
First Quarter                               .875              .875
Second Quarter                             1.000             1.000
Third Quarter                               .650              .430
Fourth Quarter                              .350              .220

2001
----
First Quarter                               .080              .080
Second Quarter*                            1.700             1.350
Third Quarter                              1.170              1.110

*Note: On May 18,2001 the issuer shares split 5:1. The second quarter prices reflect the post split prices.

DILUTION

At June 30, 2001, we had a net tangible book value of ($138,775) or approximately ($0.019) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the receipt of the estimated net proceeds from our sale of the offering price of $1.38 per unit (after deducting underwriting discounts and estimated offering expenses payable by us) the net tangible book value as of June 30, 2001, would have been approximately $5,381,225 or $.48 per share of common stock. This would represent an immediate increase in the net tangible book value per share of common stock of $.499 to existing shareholders and an immediate dilution of $1.02 per share to new investors purchasing our units in the offering. Dilution is determined by subtracting net tangible book value per share after the offering from the offering price to investors.

The following table illustrates this per share dilution:

Assumed offering price per share of common
   stock contained in our unit                               $1.50
Net tangible book value per share of common stock
   before the offering                                     ($0.019)
Increase attributable to new investors                      $4.999
Proforma net tangible book value after the offering          $0.48
Dilution to new investors                                    $1.02
Percentage of dilution to new investors                        68%

The following table summarizes the number of shares of common stock newly issued under this Registration Statement. The table reflects 200,000 commitment warrants at $1.50 a share and 3,800,000 shares at $1.50.

The table, with respect to new investors, gives effect to 4,000,000 shares as if issued June 30, 2001.

Share Purchased   Consideration Paid   Average Price
                          Number   Percentage   Amount    Percentage Per Share
                          ------   ----------   ------    --------------------

Existing Shareholders    7,116,863    64.02   $3,789,820          .53
New Investors            4,000,000    35.98   $6,000,000         2.00
                         ---------            ----------
Total                   11,116,863   100.00%  $9,789,820          .88

There can be no assurance that $1.50 will be the consideration amount from new investors, but is based on current market conditions of the stock.

SELLING SECURITY HOLDERS

The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of the date of filing the registration statement (post-split number of shares) and as adjusted to give effect to the sale of all of the shares offered hereby. Other than Investment Management of America, Inc., none of the selling shareholders currently is an affiliate of ours and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling shareholders possess sole voting and investment power with respect to the securities shown.
                                                     Shares Beneficially
                                                            Owned
                                                        After Offering
                      Number of Shares                  --------------
                     Beneficially Owned     Number of       Number
Name                  Before Offering*   Shares Offered*  of Shares*  Percentage
----                  ----------------   ---------------  ----------  ----------
Swartz Private
Equity, LLC                200,000       4,000,000(1)       -0-(2)          -0-
Investment Management
of America, Inc.         1,326,416(3)      600,000       1,326,416           21%
Raymond D. Benedict          4,000           4,000           4,000
Thomas H. Breiter            4,000           4,000           4,000
Alan D. Bridges              2,000           2,000           2,000
Thomas Daley                 4,000           4,000           4,000
William L. Gaskins             800             800             800
Kirtinai Jeerapaet           6,000           6,000           6,000
Michael McEnany              6,000           6,000           6,000
John T. Puls                40,000          40,000          40,000
Richard Puls                 1,600           1,600           1,600
Barry Rusche                 1,000           1,000           1,000
Charles Saulino             20,000          20,000          20,000
Paul Skversky                2,000           2,000           2,000
Bonnie Sonnenfield           2,000           2,000           2,000
Rosalie Stall                1,000           1,000           1,000
HNC Associates, LLC         20,000          20,000          20,000
Gerry Ghini                100,000         100,000         100,000
Russell Wahl                80,000          80,000          80,000
Eric Kennedy                20,000          20,000          20,000
William H. Simon           100,000         100,000         100,000
William Acquaviva            2,000           2,000           2,000

Robert Colvin                2,000           2,000           2,000
William Long                 2,000           2,000           2,000
Timothy Meenan               2,000           2,000           2,000
Randall Willis                 600             600             600
Jack Wynn                    1,000           1,000           1,000
Peter Jensen                 8,000           8,000           8,000

*Note: On May 18,2001 the issuer shares split 5:1. This schedule and the notes associated with it reflect this split.

(1) Represents the maximum number of shares of common stock that we may sell to Swartz pursuant to the Investment Agreement Puts and upon the exercise by Swartz of Warrants issued or issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.
(2) Assumes that Swartz shares will eventually be resold by Swartz and none will be held for its own account. (3) 600,000 shares of Series A Convertible Preferred that were converted to Common stock on a 1:1 ratio. Three of the officers and directors of Investment Management of America, Inc. were formerly on the board of directors of NMMI.

PLAN OF DISTRIBUTION

SWARTZ INVESTMENT AGREEMENT
On May 19, 2000, we entered into an Investment Agreement with Swartz. The Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $25 million from time to time during the three-year period following the date of effectiveness of a registration statement covering the resale of the shares to be put to Swartz. There is no assurance that this $25,000,000 maximum will ever be reached. Each election by us to sell stock to Swartz is referred to as a "put right".

Put rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a consequence of the exercise of that put right. We must also give at least 10, but not more than 20 business days advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The number of shares of common stock sold to Swartz in a put may not exceed the lesser of: (i) 15% of the aggregate daily reported trading volume of our common shares, excluding certain block trades of our common stock during the twenty business days after the date of our put notice, excluding trading days in which the common stock trades below a minimum price, if any, that we specify in our put notice: (ii) 15% of the aggregate daily reported trading volume of our common shares during the twenty business days before the put date, excluding certain block trades; or (iii) a number of shares that, when added to the number of shares acquired by Swartz under the Investment Agreement during the thirty one days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934).

For each share of common stock purchased by Swartz, Swartz will pay us the lesser of:
     o    The market price for such share, minus $.10 or
     o 92% of the market price for the share; provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

Warrants. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price for that put and thereafter may be reset every six months. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

Limitations and conditions precedent to our put rights. Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

     o we have announced or implemented a stock split or combination of our common stock;
     o    we have paid a common stock dividend;
     o we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
     o we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of NMMI.

Short sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

Cancellation of puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

     o    we  discover  an  undisclosed   material  fact  relevant  to  Swartz's
          investment decision;
     o the registration statement registering resales of the common shares becomes ineffective; or
     o    our shares are delisted from the then primary exchange.

If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

Shareholder approval. Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The NASDAQ Small Cap Market or NASDAQ National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

Termination of Investment Agreement. We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

Restrictive covenants. During the term of the Investment Agreement and for a period of 6 months after the Investment Agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

Right of first refusal. Swartz has a right of first refusal, subject to another first refusal obligation for which we are contractually obligated, to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (July 9, 1999) through 6 months after the Investment Agreement is terminated.

Swartz's right of indemnification. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

ADDITIONAL SECURITIES BEING REGISTERED
NMMI needed 3,000,000 shares of registered common stock to satisfy overdue contractual obligations of two individuals. NMMI did not have sufficient shares of restricted common stock available to satisfy this requirement, but had available 10,000,000 shares of Preferred Stock. The NMMI Board of Directors passed a resolution creating a Series A Convertible Preferred Stock as to 5,000,000 shares of the Preferred Stock. On April 12, 2000 NMMI entered into an agreement with Investment Management of America, Inc. wherein Investment Management of America, Inc. traded 3,000,000 shares of its registered Common Stock for 3,000,000 shares of NMMI's Series A Convertible Preferred Stock with the contractual requirement that NMMI will authorize at least 3,000,000 additional shares of Common Stock and include the 3,000,000 shares of Common Stock in the SB-2 registration statement, thus creating the shares of registered Common Stock for which Investment

Management of America, Inc. can convert its Series A Convertible Preferred Stock. This conversion was completed and the 3,000,000 shares of registered common stock were exchanged for the 3,000,000 shares of Series A Convertible Preferred Stock. These transactions were all pre-split and the amounts stated above in this paragraph are all pre-split amounts.

On July 17, 2000 the shareholders voted to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 75,000,000 to fulfill the requirements of the Swartz Investment Agreement and to permit conversion of the preferred stock.

The Company is obligated to register, along with the registration of the shares contemplated by this registration 432,000 shares (post-split number of shares) that were sold to accredited investors.

May 7, 2001 the shareholders voted to amend the Articles of Incorporation to decrease the number of authorized shares of common stock from 75,000,000 to 15,000,000, the 1:5 split. This amendment to the Articles of Incorporation became effective May 18, 2001 and the Company trading symbol was changed from NMMI to NMMG. See the Definitive Proxy Statement filed April 18, 2001 for additional information.

Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Swartz is, and each remaining selling shareholder and any broker-dealer that assists in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

Because Swartz is and the remaining selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the

Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

LEGAL PROCEEDINGS

The Company is a defendant in a lawsuit filed on November 5, 1999 in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida, Case Number 99-26073 CA 10. The plaintiff, Joseph Maenza, is seeking to collect payment of a promissory note in the principal amount of $50,000 plus interest from February 1999 and attorney fees. January 24, 2001 the parties agreed to a settlement by making periodic payments. There is presently owed on this settlement account a principal balance of $42,700. This settlement is recognized as a liability of the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following are officers and directors of the Company.

        NAME                        AGE            POSITION
        ----                        ---            --------
        John Thatch                 39             Chief Executive Officer,
                                                   President and Director
        Jennifer Freeman            28             Corporate Secretary

All directors hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the annual meeting of shareholders and until their successors are elected and qualified, subject to earlier removal by the Board of Directors.

JOHN "JT" THATCH, PRESIDENT/CEO AND DIRECTOR
Mr. Thatch, age 39 years, has served as President, Chief Executive Officer and Director of New Millennium Media International since January 2000. During this time he has overseen all functions of the company, including day-to-day operations. Mr. Thatch has over 15 years of entrepreneurial business experience that includes over 7 years as the principal in Bay Area Auto Sales, an automotive dealership, that specialized in sales of reconditioned vehicles. He was the founder and General Partner for Last Chance Finance, Ltd. that owned and operated over 18 offices specializing in alternative vehicle financing. Over the past 10 years Mr. Thatch has been President and majority shareholder of Superior Management of Tampa, Inc., a privately owned company, that owns property and commercial leases. Other than for nominal time spent on corporate and personal real estate holdings that have no business relationship with NMMI, Mr. Thatch dedicates his full time to his current position. He brings leadership, marketing and strong management skills to the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The  following  table  sets  forth  certain  information   regarding  beneficial
ownership of our common stock as of the date of this filing by: (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each of our directors and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of filing this document have been included in the table.

Name and Address          Amount and Nature      Percent of Class
of Beneficial             of Beneficial
Owner                     Ownership         Before Offering(1) After Offering
----------------          -------------     ---------------    --------------
John Thatch                     500,000             7%                4%
President/CEO
and Director

Investment Management         1,576,416            22%               13%
of America, Inc.(2)(3)

Troy Lowrie                     450,000             6%                4%
(Resigned)(4)
Less than 5%

Officers and Directors          500,000             7%                4%
(John "JT" Thatch)

(1) Based upon June 30, 2001 shareholder list, 7,016,861 outstanding shares of common stock.
(2) Parker, Badolato and Gomes are officers, directors and majority shareholders in Investment Management of America, Inc. and were officers and directors of NMMI.
(3) Does not include 3,000,000 shares of Series A Preferred stock that were traded with NMMI for 3,000,000 pre-split shares of common stock immediately after the SB-2 registration.
(4) Mr. Troy Lowrie was the past president and director of PMC which was merged into New Millennium.

DESCRIPTION OF SECURITIES

COMMON STOCK
Our articles of incorporation authorize us to issue up to 15,000,000 (post split number of shares) shares of common stock, par value $.001 per share. Of the 15,000,000 shares of common stock authorized, as of

June 30, 2001 there are 7,116,863 shares (post split number of shares) issued and outstanding.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. We may not pay any dividends on the common stock until cumulative dividends on the preferred stock have been paid in full. Currently there are no preferred shares issued and outstanding. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with the SB-2 registration statement will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK
Our articles of incorporation authorize us to issue up to 10,000,000 shares of Preferred stock, par value $.001 per share. Of these authorized 10,000,000 preferred shares, 5,000,000 have been classified as Series A Convertible Preferred Stock with voting and liquidation privileges of which 3,000,000 were issued to Investment Management of America, Inc. in exchange for 3,000,000 shares of registered Common Stock owned by Investment Management of America, Inc. These 3,000,000 shares of preferred were subsequently re-exchanged for 3,000,000 shares of common stock. Currently there are no shares of preferred stock issued and outstanding. The preferred shares were not affected by the reverse stock split. The 3,000,000 shares transaction mentioned herein above occurred pre-split.

WARRANTS
There are outstanding warrants to purchase 242,274 (post split number of shares) shares of our common stock at a price of $1.50 per share and may be reset every 6 months thereafter. These warrants were issued to Swartz on March 21, 2000 (200,000 shares), April 17, 2001 (16,796 shares) and July 17, 2001 (25,478 shares) in  consideration  of Swartz's  commitment to enter into the  Investment
Agreement. The warrants expire on May 25, 2004, April 17, 2006 and July 17, 2006, respectively. By contract, the holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities. The shares of common stock to support these warrants are included in the SB-2 registration statement.

INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered hereby has been passed upon by Atlas Pearlman, P. A., Attorneys at Law, Ft. Lauderdale, Florida.

The Condensed Balance Sheet, Condensed Statement of Operations and Condensed Statement of Cash Flows as of June 30, 2001, for the period ended June 30, 2001 in this prospectus and the Balance Sheets, Statement of Operations, Statement of Stockholders' (deficit) Equity and Statement of Cash Flows for the period ending December 31, 2000 have been included herein in reliance on the report of Richard J. Fuller, C.P.A., P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed herewith with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding NMMI and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

DISCLOSURE  OF  COMMISSION   POSITION  OF  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES

Insofar as indemnification for liabilities arising under the federal securities laws as may be permitted to directors and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, the issuer will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

None.

DESCRIPTION OF BUSINESS

BRIEF HISTORY
New Millennium Media International, Inc. is a Colorado corporation organized on April 21, 1998. NMMI's principal place of business is located at 200 9th Avenue North, Suite 210, Safety Harbor, Florida 34695. NMMI is the successor by merger to Progressive Mailer Corp.

(hereafter "PMC"), a corporation organized in Florida on February 5, l997. In March 1997 and April 1998, PMC conducted offerings of its common stock pursuant to the exemption from registration afforded by Rule 504 of Regulation D under the Securities Act of l933, as amended. On November 3, l997, PMC received clearance from the NASD to have its common stock listed on the OTC Bulletin Board.

In February, l998, PMC's sole officer and director resigned and sold all of her share ownership in PMC, which represented 95% of the issued and outstanding shares of PMC, to Troy Lowrie who was elected President and Director of PMC. In connection with the transaction, the principal offices of PMC were relocated to Denver, Colorado.

Effective, April 8, l998 PMC entered into an Asset Purchase Agreement with LuFam Technologies, Inc, a California corporation, in exchange for the issuance of 6.4 million shares of PMC's common stock to LuFam. Pursuant to the terms of the Asset Purchase Agreement, PMC acquired the exclusive rights to the IllumiSign-EyeCatcher display system, a special advertising front-lit display machine. NMMI markets and sells advertising space on these machines.

Effective April 30, l998, PMC was merged into NMMI and the separate existence of PMC terminated pursuant to the merger agreement. In connection with the merger, each share of PMC outstanding on April 30, l998 was exchanged for a like number of shares of New Millennium common shares.

August 31, 1999 NMMI entered into an Amended and Restated Agreement and Plan of Merger among NMMI, New Millennium Media, Inc., a wholly owned subsidiary of NMMI and Unergi, Inc. NMMI acquired all of the issued shares of stock of Unergi in exchange for 16,566,667 shares of NMMI common stock. Subsequent to the acquisition, Unergi, Inc. was liquidated.

Pursuant to an Agreement and Plan of Merger dated March 9, 2000 between Scovel Corporation, a Delaware corporation, all the outstanding shares of common stock of Scovel were exchanged for 500,000 shares of common stock of NMMI in order to obtain consulting services of its Corporate officer and was not significant to the financial statements of NMMI. By virtue of the merger, NMMI acquired 100% of the issued and outstanding common stock of Scovel. After the acquisition, Scovel was liquidated.

NMMI is a fully reporting company which common stock is traded on the OTC Bulletin Board operated by NASDAQ under the symbol NMMG.

BUSINESS OVERVIEW
For years the billboard industry has seen several consolidations with large corporate owners acquiring smaller (fewer than 50 billboards) independent operators. The purpose of these consolidations is to provide a platform for the corporate owners to attract large regional and national advertisers. Billboard advertising has evolved from painted signs without lights, to lighted signs, to vinyl covered signs, to prism boards (three sided boards which rotate three ads), to LED (light emitting diode) signs. Presently the plasma signs are used indoors and generally do not have a screen size larger than 48 inches. Advertisers soon learned that rotating signs attract the attention of viewers more effectively than static signs. The most prominent LED display sign is in Times Square in New York City. Despite the effectiveness of LED outdoor advertising, the billboard industry is moving slowly to the LED display sign because most large companies have a substantial investment in static signs. The cost to change a traditional static board to an LED display is approximately $1,000.000 to $2,000.000 depending on the size of the LED sign. In many instances, because of the additional weight of the LED sign, it is necessary to erect an entire new foundation along with accompanying supports. Another reason is that LED signs may only be installed in certain traffic areas because many cities and states have regulations that prohibit LED and prism signs on the basis that the signs may be distracting to passing drivers and may lead to an increase in the number of traffic accidents. NMMI has targeted markets where this may not be an issue.

There are two reasons for the changes in outdoor advertising. First, technological improvements have made the prism and LED boards affordable. Second, moving ads have a much greater impact on viewers than static ads. In a digital society there must be an effective way for advertisers to display their product in its true form. The competition in indoor advertising is limited. Most indoor companies sell single poster board advertisements of different sizes and place them in theaters, malls, airports and other similar venue locations.

NMMI provides several types of visual advertising: The Illumisign-Eyecatcher front-lit movable display boards, the "EyeCatcher Powered by Insight" back-lit scrolling movable display boards, plasma screens and LED display boards. We retain ownership of all types of the machines and sell the advertising space on a monthly basis.

NMMI has the exclusive United States distribution and manufacturing rights from the patent owner of the IllumiSign-Eyecatcher front-lit movable display boards, a resident of Great Britain. This board is steel encased, front lighted, and displays poster type ads. These mechanical devises come in various sizes ranging from 11 inches by 17 inches to 4 feet by 6 feet. Each machine is capable of rotating up to 24 posters at preprogrammed intervals ranging from 3 seconds to one hour.

Additionally, NMMI has the exclusive U.S. rights to an indoor backlit advertising board designed and manufactured by AMS Controls, Inc. called the "EyeCatcher Powered by Insight". There are a few minor exceptions to this exclusivity that relate to accounts with which the manufacturer had an existing business relationship at the time of contracting with NMMI. We are marketing this new product as "EyeCatcher Powered by Insight". This is a patented product, which ranges in size from 18" X 24" to 40" X 60" poster size. These signs can display from 10 to 20 scrolling advertising images. Each rotation can be set to run from three seconds to one hour. Because the poster material in both of these machines is critical to the functionality as well as the longevity of the poster, it is necessary for the advertisers to rely on our graphic arts department to develop and supply the necessary posters. These motion displays are then placed in various sites in stores, shopping malls, movie theaters and anywhere else where indoor poster type advertising is feasible. NMMI is the owner of the registration of the trademark, "IllumiSign-Eyecatcher" for electric sign products in the United States Department of Commerce, Patent and Trademark Office.

The LED display boards are generally placed out doors either freestanding or affixed onto the sides of buildings or located in athletic stadiums. The LED boards range in size from 8 feet by 10 feet to 20 feet by 30 feet and even larger in customized designs. They are capable of displaying a near infinite number of stationary or full motion images. Because the images need to be programmed into the LED boards, it is necessary that our graphic arts department be involved in both the design and set up of the intended displays.

NMMI has a strategic relationship with E-Vision LED, Inc., a U.S. based company whose affiliates manufacture these high quality LED units (See above heading Risk Factors, subheading Strategic Relationships). E-Vision will sell the LED boards to NMMI for a less than retail price and will share in the revenues that the LED boards produce. This allows NMMI to procure the highest quality LED display boards at a greatly reduced cost. Because these LED boards can run any commercial format on any sized board, we feel that NMMI has a strong competitive advantage over other similar display boards for which the visual display must be reformatted. Formatting often takes weeks. E-Vision LED displays will run any format on any size board with consistent color quality and clarity. These LED boards have the potential to display countless images in full color both static and full motion. Color quality and clarity are very important to national advertisers who want consistency of colors on all boards. E-Vision will assist NMMI with training and support from the first board and with ongoing assistance in all aspects of programming, technical and software support. As a strategic partner, E-Vision and its affiliates will supply NMMI, free of charge, software upgrades as they become available.

In relation to these various types of display media, NMMI is capable of providing advertisers with visual communications and media services in both indoor and outdoor environments. We offer a comprehensive range of visual movable board solutions designed to improve clients' advertising needs and processes including professional services such as strategic site location, consulting and analysis as well as poster design and development. This enables us to locate boards and sell advertising on a national level that will benefit NMMI in placing boards throughout the United States.

NMMI signed a one-year with option for eight additional one-year terms marketing agreement with Carson-Jensen-Anderson Enterprises, Inc. d/b/a EyeCatcher Marketing Company through which agreement the Illumisign-Eyecatcher display boards were to be marketed throughout the 50 United States. Effective May 10, 2001 NMMI and EyeCatcher Marketing Company reached an agreement whereby their contractual relationship was terminated and NMMI received nearly all of the assets of EyeCatcher Marketing Company. The major advantage to NMMI of this settlement was the cancellation of the marketing agreement that now allows NMMI to do all marketing in-house. All marketing is now under the direct supervision and control of the Company which is now equipped to oversee the marketing function.

EMPLOYEES
NMMI has twelve full time employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good. Because a major portion of our business involves nationwide site location and procurement as well as sales and marketing of advertising space, it is advantageous for us to outsource this segment of our business through strategic partnering and subcontracting distributors. We intend to utilize in-house employees and plan to add additional staff as needed to handle all other phases of our business including graphic arts, warehousing, distribution, purchasing, distribution, shipping, accounting and bookkeeping.

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL
Management's discussion and analysis contains various "forward looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," or "continue" or use of negative or other variations or comparable terminology.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

OVERVIEW
The Company is no longer a development stage company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." We have generated our cash needs through equity financings and loans from officers and stockholders. As an operational stage company, we have devoted substantially all of our efforts in securing and establishing new businesses. We have engaged in limited activities in the advertising business, but no significant revenues have been generated to date. The primary activity of the Company currently involves several types of visual advertising: The Illumisign-Eyecatcher front-lit movable display board, "EyeCatcher Powered by Insight" back-lit movable display boards, plasma screens and LED display boards. We retain ownership of all types of the machines and sell the advertising space on a monthly basis. The Company is continuing to devote substantially all of its present efforts to implementing its operational and marketing plans designed to establish new business accounts for its mobile LED boards and the motion display boards. Through much of the first quarter the Company has been negotiating with Carson Jensen Anderson Enterprises, Inc. d/b/a EyeCatcherPlus, the Company's marketing affiliate, to take over in-house all future marketing activity. This effort came to fruition very recently. As a result, the Company will presently conduct all marketing in-house, but will continue to use the EyeCatcherPlus logo, marketing material and website. We feel that this decision will have the net effect of "cutting out the middle man" and increasing Company revenues.

LIQUIDITY AND CAPITAL RESOURCES
Since inception, we have funded our operations and investments in equipment through cash from operations, equity financings and borrowing from related parties.

Our cash and cash equivalents were $129,544 at the six months ending June 30, 2000 compared to $18,288 for the same period in 2001, a decrease of $111,256. Generally, the Company has been funded by proceeds from common stock transactions that are not necessarily isolated transactions; however, there is no assurance that there will be proceeds from common stock transfers in the future.

On May 19, 2000 the Company entered into an investment agreement with Swartz Private Equity, LLC to raise up to $25 million through a series of sales of common stock. The dollar amount of each sale is limited by the trading volume and a minimum period of time must occur between sales. In order to sell shares to Swartz, there must be an effective registration statement on file with the SEC covering the resale of the shares by Swartz and we must meet certain other conditions. The agreement is for a three-year period ending May 2003. See the section above entitled "Swartz Investment Agreement".

Our net loss has not changed dramatically from the first six months of 2000 ($401,611) to the same period of 2001 ($440,963), an increase of 9.8%. These same two comparative terms show a 3.36% decrease in Net Cash Used in Operating Activities, from $342,436 to $330,945. Management feels that this is the result of an increase in net operating loss with an increase in accounts receivable of $114,939 net of an increase in payables of $78,040 in 2001. It is further felt that these two contributing factors are a direct consequence of a steady increase in business activity, i. e., as the business increases so do the receivables and payables. The increased business activity are the result of a steady increase in the number of events for which the mobile LED display unit is being booked as well as the increase in the number of display boards being placed which, in turn, increases the amount of artwork being produced by the Company graphic arts department. These three units of the Company, display boards, LED screens and graphic arts, are the revenue producing elements. Although this is an apparent positive trend, there is uncertainty as to the longevity of this trend. Maintaining this trend is necessary for the Company's short-term as well as long-term internal liquidity. Management feels that the receivables are collectable, it is anticipated that the receivables will "roll-over" monthly or bi-monthly. Some leniency has been afforded new advertising accounts to boost the initial advertising sales. By the same token, management feels that the increase in accounts payable are too the direct result of additional business and that the payables will continue to "roll-over" monthly or bi-monthly.

We have incurred recurring operating losses and negative cash flows from operating activities and have little working capital. Presently, there is no outstanding material commitment for capital expenditures. We believe that our available equity financing arrangement with Swartz will be sufficient to meet our working capital and capital expenditure liquidity requirements for at least the next two years. However, there can be no assurance that we will receive financing from Swartz, that we will not require additional financing within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all. See section entitled "Swartz Investment Agreement", above, for further detail on this equity transaction.

RESULTS OF OPERATIONS
Income - The comparative revenue for the first six months of 2001 compared to the same period for 2000 shows an increase of $217,697. This increase is due primarily to receipt of additional revenues from the mobile LED truck unit that has been booked throughout these first six months nearly every weekend. Also, as the Company installs additional EyeCatcher display boards, additional advertisements are sold. Generally, this is cumulative, i. e., as the display boards are placed, the advertisements are sold for a term of several months or a yearly. Even though the advertisement contracts expire, many are renewed with a minimal amount of sales effort and the display board continues to produce revenue with no additional effort necessary to place the display board because it remains in place at the host venue so long as it continues to produce revenue for the host venue.

GENERAL AND ADMINISTRATIVE COSTS AND EXPENSES
There was an increase in the General and Administrative Costs and Expenses of $52,379 for the second quarter comparison of 2000 and 2001 and an increase of $204,140 for the first six months of these two years. This increase is due primarily to the Company being operational.

INTEREST EXPENSE
Interest Expense decreased by $5,257 for the first six months of 2001 compared to the same period of 2000. This interest expense decreased primarily as a result of the Company negotiating equity financing for debt transactions.

DEPRECIATION AND AMORTIZATION
Depreciation and amortization increased by $58,166 primarily as a result of advertising boards being available for lease. Previously, these boards were to be sold and not leased and included in inventory.

TOTAL COSTS AND EXPENSES
The Total Costs and Expenses have increased by $80,986, an increase of 29.2% in the second quarter of 2001 when compared to the second quarter of 2000 and for the first six months of the two years compared, the increase was $257,049, a 63.8% increase. This is the effect of the Company depreciation and amortization increasing $29,048 and $58,166 primarily as a result of the boards and general and administrative expenses increasing $52,379 and $204,140 primarily because of being operational in comparative quarters and the six months ended, respectively.

LOSS FROM OPERATIONS AND NET LOSS
The $39,352 increase in Loss from Operations for the first six months term of 2001 compared to 2000 is the effect of an increase in the total costs and expenses and the income. The total costs and expenses increased as did the income, only to a lesser extent (63.8%).

BASIC AND FULLY DILUTED LOSS PER COMMON SHARE
The Basic Loss Per Common Share for the same comparative two quarters has decreased from $(0.060) to $(0.043), a comparative Basic Loss Per Common Share decrease of 28.3%. This loss per common share is a function of the Costs and Expenses versus Income. As stated above, a major portion of the Costs and Expenses are non-reoccurring start-up costs. Compared to a year ago, we are now fully staffed and beginning to produce income. We are continuing to concentrate on establishing new business and increasing sales relating to the IllumiSign Eyecatcher, the "EyeCatcher Powered by Insight" backlit display board and the LED display sign truck.

TRENDS AND EVENTS
In May of 2001 we changed our operations model primarily in that we have regained the marketing role in-house. Management feels that this is a positive change in that the Company now has total control of all marketing activities. The Company continues to allocate geographical areas to distributors who, in turn, focus on their respective areas.

The Company out grew its leased office and warehouse space and moved to new quarters that has sufficient space for growth. The new expanded warehouse area now has sufficient space to handily store the various type and size display boards as well as a work area for refurbishing and repairing. When the mobile LED screen truck is not in use, it is placed in a specially built truck bay within the new warehouse area.

In the opinion of management, the cumulative effect of these events is a positive trend. Although there is no real assurance that this positive trend will continue; this trend is further reinforced by the 21% decrease in the Basic and Fully Diluted Loss Per Common Share.

DESCRIPTION OF PROPERTY

NMMI owns no real estate. On March 29, 2001 the Company signed a lease with Safety Harbor Centre for five years with an option for five additional years. The lease became effective August 27, 2001, the date that the Company began occupancy of the new facility. This leased facility is slightly larger than the prior leased premises and will support a more efficient use of the floor space as well as additional space for expansion. Many of the machines will continue to be shipped directly to the site location and for those machines that require more detailed installation such as the LED boards, the machines will be shipped directly to the installer. Machines that are in need of repair will be repaired on-site whenever possible. Those machines that are not repairable on-site will be repaired in-house at the Safety Harbor, Florida facility.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was originally incorporated April 21, 1998 in Colorado under the name New Millennium Media International, Inc. April 30, 1998 Progressive Mailer Corp., a Florida corporation, merged into NMMI. August 31, 1999 NMMI acquired Unergi, Inc., a Nevada corporation, ("Unergi") The Unergi acquisition was to obtain certain goodwill at which time Unergi was liquidated. The valuation was determined by, in part, NMMI stock and certain debt. This was a forward acquisition with the surviving company being NMMI. Unergy shareholders received 70% of NMMI shares. As a part of this merger, two founders and major shareholders of Unergi, Mark Western and Cole Leary, were to receive a total of 3,000,000 shares of NMMI registered common stock. In anticipation a buy-back of these shares from the two individuals, NMMI conveyed the shares intended for these two individuals to another individual. NMMI failed to consummate the buy-back of these shares from the two individuals and consequently found it necessary to acquire 3,000,000 shares of restricted common stock to satisfy the obligation to the two individuals. Toward this objective NMMI exchanged with Investment Management of America, Inc. (hereafter "IMA") 3,000,000 shares of NMMI's Series A Preferred stock for 3,000,000 shares of common stock owned by IMA with the understanding that the 3,000,000 shares of Series A Preferred stock will be granted voting rights and be convertible on a 1:1 ratio for shares of registered common stock which common stock are included in this registration. The re-exchange of these shares has occurred and NMMI replaced the 3,000,000 IMA Series A Preferred shares with 3,000,000 shares of restricted common stock that are included in this registration. These transactions occurred pre-split and the 3,000,000 shares of common stock are pre-split. The post-split amount is 600,000 shares of common stock that are included in this registration.

On November 2, 1999 NMMI signed an executive employment contract with John Thatch employing that individual as President and Chief Executive Officer for three years with a salary of $140,000 for the first year and $120,000 for the second and third years. As an inducement to encourage the executive to become employed with NMMI, it was in the best interest of NMMI to include in the employment package a provision in the executive employment contract giving John Thatch the option to purchase, at a price of par value, 10% of any and all additionally authorized and issued shares of stock. To date John Thatch has not exercised any rights under this option.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

NMMI is a fully reporting company which common stock is traded on the OTC Bulletin Board operated by NASDAQ under the symbol NMMG. The table above, PRICE RANGE OF COMMON STOCK, sets forth the high and low bid prices of our common stock for each quarter for the four quarters of 1999, four quarters of 2000 and the first three quarters of 2001. As of June 30, 2001 there are in excess of 500 beneficial holders of record of our common stock.

DIVIDEND POLICY
We have not paid any dividends on our common stock since inception. We expect to continue to retain all earnings generated by our operations for the development and growth of our business and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

EXECUTIVE COMPENSATION

The following table lists the cash remuneration paid or accrued during 1999, 2000 and 2001 to John Thatch, president and CEO. Except for John Thatch, none of our executive officers and directors received compensation of $100,000 or more in 1999, 2000 and 2001.

                  SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------
                                                          Long Term Compensation
                                                    ---------------------------------
                        Annual Compensation                  Awards           Payouts
                    ------------------------------  ------------------------  -------
   (a)        (b)     (c)      (d)        (e)          (f)           (g)         (h)         (i)
-----------------------------------------------------------------------------------------------------
                                                    Restricted    Securities
Name and                              Other Annual     Stock      Underlying    LTIP       All Other
Principle            Salary   Bonus   Compensation    Award(s)   Options/SARs  Payouts   Compensation
Position      Year    ($)      ($)        ($)          ($)           (#)         ($)         ($)
-----------------------------------------------------------------------------------------------------
 John        2001   120,000             10,000      10% of all   Stock option            Per month:
 Thatch,                                expenses    issued       to be                   500 medical
Pres./CEO                                           common       determined              500 car
                                                    stock        by Board                250 celphone
-----------------------------------------------------------------------------------------------------

DIRECTOR COMPENSATION
The NMMI directors receive no compensation.

EMPLOYMENT AGREEMENTS
NMMI has one written employment agreement, John Thatch, President and CEO, see section entitled Certain Relationships and Related Transactions, above.

FINANCIAL STATEMENTS

Index to Financial Statements
Reviewed Financial Statements
Condensed Balance Sheet for June 30, 2001 and
        December 31, 2000                                                  F-41
Condensed Statements of Operations for quarter and six
        months ended June 30, 2001 and for quarter and
        six months ended June 30, 2000                                     F-42
Condensed Statements of Cash Flows for quarter and
        six months ended June 30,2001  and for quarter
        and six months ended June 30, 2000                                 F-43
Notes to the Condensed Financial Statements,
        for quarter ended June 30, 2001                                    F-44
Audited Financial Statements
Report of Richard J. Fuller, C.P.A., P.A.                                  F-45
Balance Sheet for December 31, 1999 and December
        31,2000                                                            F-46
Statements of Operations for year ended December
        31, 1999 and year ended December 31, 2000                          F-47
Statement of Stockholders' Deficit for period from
        January 1, 1999 through December 31, 2000                          F-48
Statements of Cash Flows for year ended December
        31, 1999, year ended December 31, 2000                             F-49
Notes to Financial Statements, December 31, 1999
        and 2000                                                           F-50

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                             CONDENSED BALANCE SHEET

                                                                                  June 30,       December 31,
                                                                                   2001             2000
                                                                                (Unaudited)        (Audited)
                                                                                 (Restated)       (Restated)
                                                                                ------------     ------------
ASSETS

Current Assets
     Cash                                                                       $     18,288     $         --
     Accounts Receivable                                                             131,575           16,636
     Inventories                                                                       3,255            3,255
     Prepaid Assets                                                                   10,972            9,096
                                                                                ------------     ------------
          Total Current Assets                                                       164,090           28,987
                                                                                ------------     ------------

Furniture and Equipment-Net                                                          887,279          924,148
                                                                                ------------     ------------
Other Assets
     Other Assets                                                                         --               --
     Goodwill, net of accumulated amortization
       of $90,389 and $67,793, respectively, 2001 and 2000                           587,705          610,301
                                                                                ------------     ------------
          Total Other Assets                                                         587,705          610,301
                                                                                ------------     ------------
                                                                                $  1,639,074     $  1,563,436
                                                                                ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts payable and accrued expenses                                      $    186,148     $    155,118
     Notes payable                                                                   250,000               --
     Related payables                                                                753,996          658,110
                                                                                ------------     ------------
          Total Current Liabilities                                                1,190,144          813,228
                                                                                ------------     ------------

Long-term Liabilities                                                                     --               --

Stockholders' Equity
     Common stock, par value $.001; 15,000,000 (restated - see note 3)
          shares authorized; 7,116,863 and 5,688,123 (restated - see note 3)
          shares issued and outstanding, respectively, 2001 and 2000                   7,117            5,690
     Common stock warrants (200,000 issued and outstanding; exercisable
          at $1.50 expiring March 21, 2005) (restated - see note 3)                   57,200           57,200
     Preferred stock, par value $.001; shares authorized, 10,000,000
          no shares issued and outstanding                                                --               --
     Additional paid in capital                                                    3,782,703        2,769,445
     Accumulated Deficit                                                          (2,523,090)      (2,082,127)
                                                                                ------------     ------------
                                                                                   1,323,930          750,208
     Less common stock subscribed                                                   (875,000)              --
                                                                                ------------     ------------
          Total Stockholders' Equity                                                 448,930          750,208
                                                                                ------------     ------------
                                                                                $  1,639,074     $  1,563,436
                                                                                ============     ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        CONDENSED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                   For the          For the          For the          For the
                                                   Quarter          Quarter         Six Months       Six Months
                                                    Ended            Ended            Ended            Ended
                                                   6/30/01          6/30/00          6/30/01          6/30/00
                                                  (Restated)       (Restated)       (Restated)       (Restated)
                                                 ------------     ------------     ------------     ------------

Income                                           $     74,991     $      1,044     $    218,741     $      1,044

Costs and Expenses:
     General and administrative                  $    309,091     $    256,712     $    562,729     $    358,589
     Interest expense                                  15,559           16,000           26,743           32,000
     Depreciation and amortization                     35,116            6,068           70,232           12,066
                                                 ------------     ------------     ------------     ------------
          Total costs and expenses                    359,766          278,780          659,704          402,655
                                                 ------------     ------------     ------------     ------------

Loss from Operations                                 (284,775)        (277,736)        (440,963)        (401,611)
                                                 ------------     ------------     ------------     ------------

Net Loss                                         $   (284,775)    $   (277,736)    $   (440,963)    $   (401,611)
                                                 ============     ============     ============     ============

Basic and Fully Diluted Loss Per Common Share    $     (0.043)    $     (0.060)    $     (0.069)    $     (0.085)
                                                 ============     ============     ============     ============

Weighted Average Number of Shares Outstanding       6,556,863        4,615,892        6,403,493        4,717,934
                                                 ============     ============     ============     ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        CONDENSED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                                  For the        For the        For the        For the
                                                                  Quarter        Quarter       Six Months     Six Months
                                                                   Ended          Ended          Ended          Ended
                                                                  6/30/01        6/30/00        6/30/01        6/30/00
                                                                 (Restated)     (Restated)     (Restated)     (Restated)
                                                                 ----------     ----------     ----------     ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                           $ (284,775)    $ (277,736)    $ (440,963)    $ (401,611)
     Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating activities:
          Depreciation and amortization                              35,116          6,068         70,232         12,066
          Fair value of shares issued for services                   25,000             --         76,685          2,500
          Fair value of warrants issued to investment bankers            --         57,200             --         57,200
          (Increase) decrease in accounts receivable                (38,706)            --       (114,939)            --
          (Increase) decrease in inventories                             --             --             --        (18,750)
          (Increase) decrease in prepaid expenses                    (1,876)        (1,215)        (1,876)        (6,215)
          Increase (decrease) in accounts payable
               and accrued expenses                                  36,464         42,772         79,916         12,374
          Increase (decrease) in related party payables
                                                                 ----------     ----------     ----------     ----------
          Net cash provided by (used in) operating activities      (228,777)      (172,911)      (330,945)      (342,436)
                                                                 ----------     ----------     ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of fixed assets                                        (6,062)        (1,626)       (10,767)        (5,083)
                                                                 ----------     ----------     ----------     ----------
          Net provided by (used in) investing activities             (6,062)        (1,626)       (10,767)        (5,083)
                                                                 ----------     ----------     ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from notes payable - Related                         250,000             --        310,000         15,000
      Proceeds from common stock transactions                            --         19,000         50,000        460,000
                                                                 ----------     ----------     ----------     ----------
         Net cash provided by (used in) financing activities        250,000         19,000        360,000        475,000
                                                                 ----------     ----------     ----------     ----------

Increase (Decrease) in cash and cash equivalents                 $   15,161     $ (155,537)    $   18,288     $  127,481

Cash and cash equivalents at beginning of period                      3,127        285,081             --          2,063
                                                                 ----------     ----------     ----------     ----------

Cash and cash equivalents at end of period                       $   18,288     $  129,544     $   18,288     $  129,544
                                                                 ==========     ==========     ==========     ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid during the year for interest                              --             --             --             --

     Cash paid during the year for income taxes                          --             --             --             --

     Supplemental schedule of noncash  investing
       and financing activities:
         Fair value of shares issued (500,000 shares)
          for goodwill of Scovel Management, Inc.                $       --     $       --     $       --     $      500
         Fair value of shares issued (20,000 shares)
          for amounts previously owed to secretary/treasurer         13,000             --         13,000             --

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

1.   Organization and Basis of Presentation
     --------------------------------------
     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with rules and regulations of the Securities and Exchange Commission, including Rule 301(b) of Regulation SB and instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company's Annual Report (Form 10-KSB) for the year ended December 31, 2000. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the operating results for the full fiscal year or any future period.

2.   Going Concern Uncertainty
     -------------------------
     The financial statements are presented assuming the Company will continue as a going concern. The Company has incurred recurring operating losses and negative cash flows and has negative working capital. The Company has financed itself primarily through the sale of its stock and related party borrowings. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     There can be no assurance that the Company will be successful in implementing its plans, or if such plans are implemented, that the Company will achieve its goals.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amount and classification of liabilities that might result from the outcome of this uncertainty.

3.   Equity Transactions
     -------------------
     As approved at a Special Meeting of Stockholders on May 7, 2001, the Company reverse split its common stock on a basis of 1 for 5 with a resulting decrease in the number of common stock authorized to 15,000,000 shares. The Company has restated its financial statements to reflect this common stock reverse split.

     On June 4, 2001, the Company issued and held stock for consulting services to be rendered to the Company (500,000 shares at $1.00 and 500,000 shares at $.75).

4.   Restatement information
     -----------------------

Fair value of shares issued as indicated in accordance with FASB No. 123 as restated consists of:

                                                                          AMOUNT - RESTATED
                                                            --------------------------------------------
                                                               QUARTER ENDED          SIX MONTHS ENDED
                                                 NO. OF     --------------------    --------------------
DESCRIPTION                                      SHARES     6/30/01     6/30/00     6/30/01     6/30/00
--------------------------------------------    --------    --------    --------    --------    --------
Shares issued to John D. Thatch for $.005
  per share in consideration of accepting
  officer/stockholder employment - net
  of rescission                                  500,000    $     --    $     --    $     --    $  2,500

Shares issued to San Rafael Consulting Group
  for $.25 per share for consulting services         600          --          --         150          --

Shares issued to E-Vision LED Inc. for $.25
  per share for consulting services                6,140          --          --       1,535          --

Shares issued to Tim Daley for $.25
  per share for consulting services              200,000          --          --      50,000          --

Shares issued to Ray Oliver for $.25
  per share for consulting services              100,000      25,000          --      25,000          --

                                                --------    --------    --------    --------    --------
                                                 806,740    $ 25,000    $     --    $ 76,685    $  2,500
                                                ========    ========    ========    ========    ========

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
New Millennium Media International, Inc.
Safety Harbor, Florida

We have audited the balance sheets of New Millennium Media International, Inc. as of December 31, 1999 and 2000, and the related statements of operations, stockholders' (deficit) equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Millennium Media International, Inc. at December 31, 1999 and 2000 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses for the years ended December 31, 1999 and 2000. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Richard J. Fuller, CPA, PA
Clearwater, Florida

March 20, 2001

                     NEW MILLENNIUM MEDIA INTERNATIONAL, INC

                                 BALANCE SHEETS

                     December 31, 1999 and December 31, 2000

                                                                            2000
                                                           1999          (RESTATED)
                                                       ------------     ------------
ASSETS

Current Assets
     Cash                                              $      2,063     $         --
     Accounts receivable                                         --           16,636
     Inventories                                            548,862            3,255
     Prepaid expenses                                            --            9,096
                                                       ------------     ------------
          Total Current Assets                              550,925           28,987
                                                       ------------     ------------

Furniture and Equipment
     Furniture, fixtures and equipment,net                    3,964          924,148
                                                       ------------     ------------

Other Asssets
     Goodwill, net                                          655,007          610,301
     Other intangibles                                          417               --
                                                       ------------     ------------
          Total Other Assets                                655,424          610,301
                                                       ------------     ------------

                                                       $  1,210,313     $  1,563,436
                                                       ============     ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

     Accounts payable                                  $     85,235     $     81,556
     Accrued expenses payable                               129,289           73,562
     Related payables                                     1,596,012          658,110
                                                       ------------     ------------

          Total Current Liabilities                       1,810,536          813,228
                                                       ------------     ------------

Long-term Liabilities                                            --               --

Stockholders' (Deficit) Equity

     Common stock, par value $.001; 25,000,000
          and 75,000,000 shares authorized,
          24,099,881 and 28,440,614 shares issued
          and outstanding, respectively,
          1999 and 2000                                      24,100           28,451
     Common stock warrants (1,000,000 issued and
          outstanding; exercisable at $.30 expiring
          March 21, 2005)                                        --           57,200
     Preferred stock, par value $.001; shares
          authorized, 10,000,000 no shares issued
          and outstanding                                        --               --
     Additional paid in capital                             448,991        2,746,684
     Deficit                                             (1,073,314)      (2,082,127)
                                                       ------------     ------------
          Total Stockholders' (Deficit) Equity             (600,223)         750,208
                                                       ------------     ------------
                                                       $  1,210,313     $  1,563,436
                                                       ============     ============

                     NEW MILLENNIUM MEDIA INTERNATIONAL, INC

                             STATEMENT OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                                       2000
                                                      1999          (Restated)
                                                  ------------     ------------

Income                                            $     49,176     $    149,400

Costs and Expenses:
     General and administrative                   $    141,847     $    798,732
     General and administrative -related               234,860          155,000
     Interest expense - related                         95,382           63,587
     Depreciation and amortization                      23,072          140,894
                                                  ------------     ------------
          Total costs and expenses                     495,161        1,158,213
                                                  ------------     ------------
Loss from Operations                                  (445,985)      (1,008,813)
                                                  ------------     ------------
Net Loss                                          $   (445,985)    $ (1,008,813)
                                                  ============     ============

Basic and Diluted Loss Per Common Share           $      (0.03)    $      (0.04)
                                                  ============     ============
Weighted average common shares outstanding          15,559,940       26,275,250
                                                  ============     ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                   STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

          FOR THE PERIOD FROM JANUARY 1, 1999 THROUGH DECEMBER 31, 2000

                                                      COMMON STOCK            COMMON     ADDITIONAL                     TOTAL
                                                ------------------------      STOCK      PAID - IN                  STOCKHOLDERS'
                                                  SHARES        AMOUNT       WARRANTS     CAPITAL       DEFICIT         EQUITY
                                                ----------    ----------    ----------   ----------   ------------    ----------

Balance, January 1, 1999                         7,020,000    $    7,020    $        0   $  403,115   $   (627,329)   $ (217,194)
                                                ----------    ----------    ----------   ----------   ------------    ----------

Fair value of shares issued to Unergi           16,566,667        16,567                         --             --        16,567

Shares issued for cash                             513,214           513                     45,876             --        46,389

Net loss for the period ended
     December 31, 1999                                  --            --            --           --       (445,985)     (445,985)
                                                ----------    ----------    ----------   ----------   ------------    ----------

Balance, December 31, 1999                      24,099,881    $   24,100    $        0   $  448,991   $ (1,073,314)   $ (600,223)

Fair value of shares issued for services
     to officers - net of rescission            (1,020,419)                      (1020)       3,520             --         2,500

Fair value of 1,000,000 warrants
     issued to investment bankers                       --            --        57,200           --             --        57,200

Shares issued:
     Fair value of stock issued in settlement
          of debt to stockholders/officers
          in accordance with FASB 123            3,641,152         3,641                  1,487,403             --     1,491,044
     Fair value of equipment (LED truck
          $450,000) net of debt ($107,000)         200,000           200                    342,800             --       343,000
     Fair value of stock issued for goodwill
          of Scovel Management, Inc.               500,000           500                                        --           500
     Proceeds of stock issued for cash           1,030,000         1,030                    463,970             --       465,000

Net loss for the period ended
     December 31, 2000                                  --            --            --           --     (1,008,813)   (1,008,813)
                                                ----------    ----------    ----------   ----------   ------------    ----------

Balance, December 31, 2000 - (Restated)         28,450,614    $   28,451    $   57,200   $2,746,684   $ (2,082,127)   $  750,208
                                                ==========    ==========    ==========   ==========   ============    ==========

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                             STATEMENT OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                                                                          2000
                                                                                         1999          (RESTATED)
                                                                                     ------------     ------------
Cash Flows from Operating Activities:
     Net income (loss)                                                               $   (445,985)    $ (1,008,813)
     Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating activities:
          Depreciation and amortization                                                    23,072          140,894
          Fair value of shares issued for services of officers - net of recission              --            2,500
          Fair value of warrants issued to investment bankers                                  --           57,200
          Loss on disposition of fixed assets                                               5,891               --
          (Increase) decrease in accounts receivable                                           --          (16,636)
          (Increase) decrease in inventories                                              (66,946)            (124)
          (Increase) decrease in prepaid expenses                                              --           (9,096)
          Increase (decrease) in accounts payable and accrued expenses                    139,337          (41,934)
          Increase (decrease) in related parties payable                                  296,033          428,918
                                                                                     ------------     ------------
          Net cash provided by (used in) operating activities                             (48,598)        (447,091)
                                                                                     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of fixed assets                                                              (2,539)         (19,972)
                                                                                     ------------     ------------
          Net provided by (used in) investing activities                                   (2,539)         (19,972)
                                                                                     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from common stock transactions                                               46,389          465,000
                                                                                     ------------     ------------
          Net cash provided by (used in) financing activities                              46,389          465,000
                                                                                     ------------     ------------
Increase (Decrease) in cash and cash equivalents                                     $     (4,748)    $     (2,063)

Cash and cash equivalents at beginning of period                                            6,811            2,063
                                                                                     ------------     ------------
Cash and cash equivalents at end of period                                           $      2,063     $         --
                                                                                     ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid during the year for interest                                                    --               --

     Cash paid during the year for income taxes                                                --               --

     Supplemental schedule of noncash  investing and financing activities:
          Fair value of common stock (500,000 shares) issued for
            goodwill of Scovel Management, Inc.                                      $         --     $        500
          Fair value of common stock (16,566,667 shares) issued for goodwill
            of Unergi, Inc. ($677,594 net of debt assumed of $661,027)                     16,567               --
          Fair value of equipment (LED truck, $450,000 net of debt
            assumed of $107,000; 200,000 common stock shares issued)                           --          343,000
          Fair value of common stock (3,641,152 shares )issued in settlement
            of related party debt based upon debt of $1,491,044                                --        1,491,044

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1999 and 2000

1.   Organization and summary of significant accounting policies
     -----------------------------------------------------------
A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Nature of Business
------------------
The Company is in the business of developing and marketing advertising space in special movable advertising display machines and LED display boards. The Company provides two types of visual advertising including movable display boards and LED display boards. NMMI sells advertising space while retaining ownership of the boards.

The Company is no longer considered to be in the development stage for 2000. In prior years, the Company had been in the development stage.

Basis of presentation
---------------------
The financial statements have been prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred. Revenues are earned when services have been performed and advertising equipment has been leased to customers during a period of time in which services have been rendered, the price for services is fixed and determinable and collectibility is reasonably assured.

Use of estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Going Concern Uncertainty
-------------------------
The Company has incurred recurring operating losses and negative cash flows and has negative working capital. The Company has financed itself primarily through the sale of its stock and related party borrowings. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

There can be no assurance that the Company will be successful in implementing its plans, or if such plans are implemented, that the Company will achieve its goals.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amount and classification of liabilities that might result from the outcome of this uncertainty.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1999 and 2000

Organization and summary of significant accounting policies - Cont'd.
---------------------------------------------------------------------

Comprehensive Income
--------------------
Statement  of  Financial   Accounting   Standards  (SFAS)  No.  130,  "Reporting
Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items requiring disclosure of comprehensive income.

Segments of Business Reporting
------------------------------
Statement of Financial Accounting Standards (SFAS) No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customer. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

Intangible assets
-----------------
Organization costs are amortized using the straight-line method over their estimated useful lives of five years and are stated at cost less accumulated amortization. The Company reviews for the impairment of long-lived assets and certain identifiable intangibles annually. No such impairment losses have been identified by the Company for the years presented.

Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The Company classifies the excess of the purchase price, including estimated fees and expenses related to the merger, over the net assets acquired as goodwill. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments which may cause some of the intangibles to be amortized over a shorter life than the goodwill amortization period of 15 years.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1999 and 2000


Organization and summary of significant accounting policies - Cont'd.
---------------------------------------------------------------------

Inventories
-----------
Inventories consist primarily of supplies related to advertising machines and are carried at the lower of cost (first-in, first-out) or market. Once the
advertising   machines  are   available   for  rental  and  placed  in  service,
depreciation is recognized. During the year, the advertising machines of $545,483 included in inventory for 1999 were removed from inventory and made available for lease. When placed in boards available for lease, they are no longer included in inventories. Starting in 2000, the Company's policy is to lease all boards and they are included in furniture, fixtures and equipment.

Furniture and equipment
-----------------------
Furniture   and  equipment  is  stated  at  cost  and   depreciated   using  the
straight-line method, over the estimated useful lives of five to seven years.

Income Taxes
------------
The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS No. 109). Under SFAS No. 109, deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using currently enacted tax rates. SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Basic and Diluted Loss Per Common Share
---------------------------------------
Basic loss per common share is based on the weighted average number of shares outstanding during the period. The computation of diluted loss per common share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Diluted loss per common share is not presented since the result is antidilutive.

Fair Value of Financial Instruments
-----------------------------------
All financial instruments are held for purposes other than trading. The following methods and assumptions were used to estimate the fair value of each financial instrument for which it is practicable to estimate that value:

For cash, cash equivalents and notes payable, the carrying amount is assumed to approximate fair value due to the short-term maturities of these instruments.

Cash Equivalents
----------------
The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1999 and 2000


Organization and summary of significant accounting policies - Cont'd.
---------------------------------------------------------------------

Concentrations of Credit Risk
-----------------------------
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality financial institutions. At times during the year, the balance at any one financial institution may exceed FDIC limits.

During the year, the Company negotiated the ability to manufacture the advertising machines previously supplied principally by one foreign vendor.

2.   Furniture, fixtures and equipment
     ---------------------------------
Furniture, fixtures and equipment is summarized as follows:

                                                     1999              2000
                                                 ------------      ------------

Boards available for lease                       $         --      $    545,483
Equipment                                                  --           468,730
Furniture & fixtures                                    4,249             5,490
                                                 ------------      ------------
                                                        4,249         1,019,703
Less accumulated depreciation                            (285)          (95,555)
                                                 ------------      ------------
          Net                                    $      3,964      $    924,148
                                                 ============      ============

During the year 2000, the advertising boards became available for lease. In 1999, the boards available for lease had been included in inventory.

3.   Goodwill
     ---------
On August 31, 1999 the Company acquired all the outstanding stock of Unergi, Inc. The acquisition was accounted for as a purchase. Consideration for the purchase was the issuance of 16,566,667 shares of $.001 par value stock of the Company and the assumption of debt in the amount of $661,027. Because the assets acquired consisted of certain intangible contracts, management assigned an amount to the intangibles as goodwill based upon the debt assumed and the fair value of common stock at $16,567 based upon par value. The purchase price exceeded the fair value of the net assets acquired by $677,594 that has been recorded as goodwill in accordance with FASB No. 123.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1999 and 2000


Organization and summary of significant accounting policies - Cont'd.
---------------------------------------------------------------------

On March 9, 2000, the Company acquired 100% of the issued and outstanding common stock of Scovel Management, Inc. in exchange for 500,000 shares of the Company in order to obtain services of an officer valued at $500 in accordance with FASB No. 123 being the fair value of services received equivalent to par value of stock.

   Goodwill consists of the following:

                                                            1999        2000
                                                         ----------  ----------
     Goodwill in connection with acquisition of

          Fair value of stock in exchange for Unergi,
          Inc. accounted for as a purchase with
          16,566,667 common shares issued at $.001
          par value given limited trading and
          marketability of approximately 70% of stock
          ($16,667) and the assumption of debt of
          $660,927                                       $  677,594  $  677,594

          Fair value of stock in exchange for Scovel
          Management, Inc. accounted for as a
          purchase with 500,000 common shares
          issued at $.001 par value given limited
          trading value of stock and agreed upon
          value of shell company (Scovel) whose
          Intangible value included listing on OTC BB            --         500
                                                         ----------  ----------
                                                            677,594     678,094
          Less accumulated amortization                     (22,587)    (67,793)
                                                         ----------  ----------
               Net                                       $  655,007  $  610,301
                                                         ==========  ==========

All assets were intangible with goodwill providing value in accordance with APB No. 16 amortized over 15 years.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1999 and 2000


4.   Related party transactions
     --------------------------
Related party payables consists of the following:

                                                            1999        2000
                                                         ----------  ----------

     Note due stockholder/former officer at 10%          $  641,152  $       --

     Accounts payable to stockholders,
     non-interest bearing                                   954,860     249,860

     $100,000 convertible note payable, with
     interest accrued @10%, (convertible $1.00
     of debt into common stock)                                  --     102,500

     $125,000 convertible note payable, with
     interest accrued @ 15%, secured by
     equipment (convertible $1.00 of debt into
     common stock)                                               --     143,750

     $162,000 convertible note payable, with
     interest accrued @ 8%, to officer/stockholder
     (convertible $.10 of debt into preferred
     stock)                                                      --     162,000
                                                         ----------  ----------
                                                         $1,596,012  $  658,110
                                                         ==========  ==========

During the year, the Company issued common stock at fair value in settlement of certain debt to stockholders and former officer. Fair value of stock issued was valued at book value of the debt relieved plus accrued interest. The settlement of certain debt to stockholder/officer was 641,152 shares in the amount of $795,356 including accrued interest of $92,573 and fair value of 670,000 shares to stockholders in the amount of $695,688 including settlement charges subsequent to 1999 of $25,688 for a total of $1,491,044. Currently, the Company disputes a payable to a prior officer but has recognized the debt for financial statement purposes in the amount of $249,860. Also, during the year, the Company was successful in a lawsuit against prior officers of the Company to rescind 3,520,419 shares. No gain or loss was recognized on this rescission and the Company issued 2,500,000 shares to its present officer/director. Fair value of the common stock issued has been reported net of rescission under FASB 123.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1999 and 2000

5.   Income Taxes
     ------------
The Company has available net operating loss carryforwards of $1,950,000 that expire through 2020.

After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. Accordingly, components of the Company's net deferred income taxes are as follows:

                                                            1999        2000
                                                         ----------  ----------
     Deferred tax assets:
          Net operating loss carryforwards               $  870,000  $1,950,000
          Valuation allowance for deferred tax asset       (870,000) (1,950,000)
                                                         ----------  ----------
                                                         $       --  $       --
                                                         ==========  ==========

6.   Equity Transactions
     -------------------
On August 31, 1999, pursuant to an Agreement and Plan of merger, the Company acquired all the issued and outstanding stock of Unergi, Inc. (a Nevada company) in exchange for fair value of 16,566,667 shares of the Company's $.001 par value common stock. Unergi was liquidated and the goodwill of $677,594 was capitalized and amortized over 15 years.

On March 9, 2000, the Company acquired 100% of the issued and outstanding common stock of Scovel Management, Inc. (a Delaware company) office in the amount of $500 in exchange for fair value of 500,000 shares of the Company.

On May 19, 2000, the Company entered into an agreement with Swartz Private Equity (Swartz) to provide an equity line of up to $25,000,000 during the three-year period following the effective date of September 28, 2000 of the registration statement covering the Swartz Agreement. The Company may sell stock to Swartz under a "put right". The Company is required to issue and deliver to Swartz "additional warrants" to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in each applicable put. Each "additional warrant" will be exercisable at a price that will initially equal 110% of the market price for that put and thereafter may be reset every six months. The warrants are immediately exercisable and have a term expiring 5 years thereafter. Certain provisions of the Agreement provide that Swartz shall receive the "additional" warrants so that the sum of "commitment warrants" and "additional warrants" may equal up to 4.0% of the fully diluted shares of the Company's common stock. As part of this agreement, the Company has issued 1,000,000 initial "commitment warrants", expiring March 21, 2005 to purchase 1,000,000 shares of the Company's common stock. The initial exercise price of these "commitment warrants" is $.30. Utilizing the Black Scholes formula, assuming a 5-year life, no expected dividends, volatility of 35% and interest rate of 6%, the Company determined that the fair value

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1999 and 2000


Equity Transactions - Cont'd
----------------------------

of commitment warrants issued to be $57,200 that is charged to expense in 2000.

7.   Stock options and warrants
     --------------------------
On June 26, 2000, the Company's Board of Directors adopted the New Millennium Media International, Inc. 2000 Stock Option Plan (the "Plan"). The Plan provides for the issuance of incentive stock options (ISO's) to any individual who has been employed by the Company for a continuous period of at least six months. The Plan also provides for the issuance of Non Statutory Options (NSO's) to any employee who has been employed by the Company for a continuous period of at least six months, any director or consultant to the Company. The total number of shares of common stock authorized and reserved for issuance under the Plan is 3,000,000 shares. The Board shall determine the exercise price per share in the case of an ISO at the time an option is granted and shall be not less than the fair market value or 110% of fair market value in the case of a ten percent or greater stockholder. In the case of an NSO, the exercise price shall not be less than the fair market value of one share of stock on the date the option is granted. Unless otherwise determined by the Board, ISO's and NSO's granted under the Plan have a maximum duration of 10 years. As of December 31, 2000, no options have been granted under the Plan.

Also, in February 2000, the Company issued options to purchase 500,000 shares at $1.00 expiring in two years and in March 2000, the Company issued options to purchase 100,000 shares at $2.25 expiring in two years. Utilizing the Black Scholes formula, the Company has determined that the fair value of these options granted has no effect on loss or loss per share.

8.   Restatement Information
     -----------------------
Information concerning restatement of net loss:

                                                                        2000
                                                                     ----------
     Fair value of common stock warrants
     (1,000,000 issued and outstanding;
     exercisable at $.30 expiring
     March 21, 2005                                                  $   57,200

     Common stock, 10,000 shares subscribed
     at $.50 per share not previously reported                            5,000
                                                                     ----------
     Net Increase in loss previously reported                        $   62,200
                                                                     ==========

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

CHANGES IN AND  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING  AND  FINANCIAL
     DISCLOSURE
None.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 7-109-101 et seq. of the Colorado Business Corporation Act, as amended from time to time provides that a corporation may indemnify directors, officers, employees or agents of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed actions, suits or proceedings brought against them by reason of their service in such capacity, including, under certain circumstances, actions brought by or in the right of the corporation, and may purchase insurance or make other financial arrangements on behalf of any such persons for any such liability.

The   Company's   By-laws   are  silent   regarding   the  issue  of   corporate
indemnification of NMMI officers, directors, agents and employees.

Article VIII of the Company's Articles of Incorporation provides for indemnification and advance expenses to a director or officer in connection with a proceeding to the fullest extent permitted or required by and in accordance with the Colorado Business Corporation Act. This Article permits the Corporation, as determined by the Board of Directors, in a specific instance or by resolution of general application to indemnify and advance expenses to an employee, fiduciary or agent in connection with a proceeding to the extent permitted or required by and in accordance with the Colorado Business Corporation Act.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the Post Effective Amendment to the SB-2 Registration Statement The expenses relating to the filing of the SB-2 Registration Statement are stated in the appropriate schedule in the SB-2 Registration Statement that was filed.

SEC filing fee........................................   $      paid
Legal fees............................................      3,000.00
Accounting fees and expenses..........................      5,000.00
Miscellaneous.........................................      3,066.00
                                                         -----------
         Total........................................   $ 11,066.00
                                                         ===========

RECENT SALES OF UNREGISTERED SECURITIES

In December 1998 the company sold to HNC Associates (an accredited investor) 100,000 shares of common stock at a price of $0.40 per share. The company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In February 2000 the company issued an option to purchase 500,000 shares of common stock, exercisable for two years at a price of $1.00 per share to William
H. Simon in connection with consulting services and negotiations involving E-Vision LED, Inc. The company relied on Section 4 (2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In February 2000 the Company sold 400,000 shares of common stock at a price of $.50 per share to one individual who is an accredited investor. The Company relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration because the transactions did not involve any public offering.

In March 2000 the company issued 500,000 shares of common stock to Gerry Ghini in connection with the merger of Scovel Corporation. The company relied on
Section 4 (2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In March 2000 the company issued an option to purchase 100,000 shares of common stock, exercisable for two years at a price of $2.25 per share to Eric Kennedy in connection with consulting services provided to the company. The company relied on Section 4 (2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In March 2000 the Company issued warrants to purchase 1,000,000 shares of common stock, exercisable for five years at a per share price equal to the lowest closing bid price for the five trading days immediately preceding March 6, 2000 with reset adjustments to Swartz Private Equity, LLC in consideration for Swartz's commitment to enter into an investment agreement for the purchase of up to $25,000,000 of common stock of the Company. There is no assurance that this $25,000,000 maximum will ever be reached.

In March, April and May 2000 the Company sold an aggregate of 520,000 shares of common stock at a price of $.50 per share to twenty individuals, all of whom were accredited investors. The Company relied on Rule 506 of Regulation D and
Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration because the transactions did not involve any public offering.

EXHIBITS INDEX

Note: Please note that the asterisk designates that the document has been previously filed.

3.1       Articles of Incorporation of NMMI as amended.*

3.1(a)    Designation of Preferred Stock.*

3.2       Bylaws of NMMI.*

4.1 Investment Agreement dated May 19, 2000 by and between the Registrant and Swartz Private Equity, LLC.*

4.2 Form of "Commitment Warrant" to Swartz Private Equity, LLC for the purchase of 1,000,000 shares common stock in connection with the offering of securities.*

4.3 Form of "Purchase Warrant" to purchase common stock issued to Swartz Private Equity, LLC from time to time in connection with the offering of securities.*

4.4 Warrant Side-Agreement by and between the Registrant and Swartz Private Equity, LLC.*

4.5 Registration Rights Agreement between NMMI and Swartz Private Equity, LLC related to the registration of the common stock to be sold pursuant to the Swartz Investment Agreement.*

4.6       Letter  Agreement  between  NMMI  and  Swartz  Institutional   Finance
          relating to the private placement of up to two million dollars of common stock.*

4.7 Employees Stock Option Plan adopted by board of Directors resolution dated June 26, 2000.*

5.1 Legal Opinion of Atlas Pearlman, P.A., Suite 1700, 350 East Las Olas Boulevard, Ft. Lauderdale, Florida 33301; to be filed with amendment.

10.1 Investment Management of America, Inc. contract with NMMI regarding the 3,000,000 shares of Preferred stock.*

10.2      Agreement  of Merger  effective  April 30,  1998  between  Progressive
          Mailer   Corporation   and  NMMI  in  which  NMMI  was  the   survivor
          corporation.*

10.3 Asset Purchase Agreement dated April 8, 1998 whereby PMC acquired the assets of LuFam Technologies, Inc.*

10.4 Amended and Restated Agreement and Plan of Merger dated August 31, 1999 between NMMI and Unergi, Inc. in which NMMI was the survivor corporation.*

10.5 Agreement and Plan of Merger dated March 9, 2000 between NMMI and Scovel Corporation wherein NMMI acquired all of the shares of stock of Scovel.*

10.6      Exclusive Distribution Contract with Multiadd.*

10.7      Agreement with E-Vision Technologies, LLC.

10.9 Marketing Agreement dated May 10, 2000 wherein NMMI grants to Carson-Jensen-Anderson Enterprises, Inc. marketing rights for the Illumisign-Eyecatcher display boards.*

10.9(a) Compromise and Settlement Agreement between Carson-Jensen-Anderson, Inc. terminating the marketing rights agreement for the Illumisign-Eyecatcher display boards.

10.10     Office Lease Agreement between St. James Properties, Inc. and NMMI.*

10.11 Office Lease Agreement between Abdi Boozar-Jomehri d/b/a Safety Harbor Centre and NMMI.

21.1      List of Subsidiaries.*

23.1      Consent of Legal Counsel (included in Exhibit 5.1).*

23.2      Consent of Independent Auditors.*

27.1      Financial Data Schedule.*

99.1 Trademark "registration pending" documentation by the United States Department of Commerce, Patent and Trademark Office for the name "Illumisign-EyeCatcher" for electric sign products.*

99.2      Employment    Agreement   between    Registrant   and   John   Thatch,
          President/CEO.*

UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post Effective Registration Statement to be signed on its behalf by the undersigned in the City of Safety Harbor, Florida on October 24, 2001.

                              New Millennium Media International, Inc.

                              By: /s/ John Thatch
                                  ---------------
                              John Thatch, President/CEO


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

    Signature                       Title                       Date
------------------           -------------------          ----------------
/s/ John Thatch              President and Chief          October 24, 2001
------------------           Executive Officer
John Thatch                  (Principal Executive Officer)